Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

MELINTA THERAPEUTICS, INC.,

a Delaware corporation;

TORONTO TRANSACTION CORP.,

a Delaware corporation; and

TETRAPHASE PHARMACEUTICALS, INC.,

a Delaware corporation

Dated as of June 4, 2020

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

Exhibit A	—	Certain Definitions
Exhibit B	—	Form of Certificate of Incorporation of Surviving Corporation
Exhibit C	—	Form of Bylaws of Surviving Corporation
Exhibit D	—	Form of CVR Agreement
Exhibit E	—	Offer Conditions

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June 4, 2020, by and among MELINTA THERAPEUTICS, INC., a Delaware corporation (“Parent”); TORONTO TRANSACTION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”); and TETRAPHASE PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.    Parent has agreed to cause Purchaser to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock (the “Shares”) other than Shares to be cancelled pursuant to Section 1.8(a) (the “Excluded Shares”) for (i) the Cash Consideration, net to the seller in cash, without interest, plus (ii) one contingent value right per Share (each, a “CVR”) which shall represent the right to receive potential milestone payments pursuant to the CVR Agreement and subject to the terms of the CVR Agreement (the Cash Consideration plus one CVR, collectively, as such amount may be increased in accordance with the terms of this Agreement, the “Offer Price”), upon the terms and subject to the conditions of this Agreement.

B.    As soon as practicable following the consummation of the Offer, Purchaser will, in accordance with Section 251(h) of the DGCL, be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement, whereby (i) each issued and outstanding Share not owned by Parent, Purchaser or the Company as of the Effective Time (other than Excluded Shares and Dissenting Company Shares) shall be converted into the right to receive the Offer Price, in cash, without interest, and (ii) the Company shall become a wholly owned Subsidiary of Parent as a result of the Merger.

C.    The respective boards of directors of Parent, Purchaser and the Company have approved the Offer, the Merger and adopted this Agreement.

D.    Upon the terms and subject to the conditions set forth in this Agreement, at or prior to the consummation of the Offer, Parent and the Rights Agent will enter into the CVR Agreement.

E.    The Merger shall be governed by and effected under Section 251(h) of the DGCL and shall be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth in this Agreement.

F.    In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, certain stockholders of the Company are executing support agreements in favor of Parent (the “Support Agreements”) concurrently with the execution of this Agreement, pursuant to which each such stockholder has agreed, among other things, to tender the Shares held by such Person in the Offer.

G.    As a condition and inducement to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Deerfield Private Design Fund III, L.P., a Delaware limited partnership, and Deerfield Private Design Fund IV, L.P., a Delaware limited partnership (together, the “Guarantors”) are entering into the Guarantee with respect to certain obligations of Parent under this Agreement and the CVR Agreement (which obligations with respect to the CVR Agreement are limited as provided in the Guarantee).

H.    Concurrently with the execution and delivery of this Agreement by the Company, the Company is (1) terminating the Agreement and Plan of Merger, dated as of March 15, 2020, by and among the Company, AcelRx Pharmaceuticals, Inc. (“AcelRx”) and Consolidation Merger Sub, Inc. (the “AcelRx Merger Agreement”) in accordance with its terms, and (2) paying to AcelRx, pursuant to Section 8.3(b) of the AcelRx Merger Agreement, the Termination Fee (as defined in the AcelRx Merger Agreement) of $1,778,000 in cash (the “AcelRx Termination Fee”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1 Description of Transaction

1.1    The Offer.

(a)    Provided that this Agreement shall not have been terminated in accordance with Section 8, as promptly as reasonably practicable, and in any event within 7 Business Days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.2), Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The obligations of Purchaser, and of Parent to cause Purchaser, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit E hereto) and (ii) the satisfaction or waiver by Purchaser of each of the other conditions set forth in Exhibit E hereto (together with the Minimum Condition, the “Offer Conditions”). The obligation of Purchaser to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions).    Purchaser expressly reserves the right, in its sole discretion, to (A) increase the Offer Price (by increasing the Cash Consideration and/or the amounts that may become payable pursuant to the CVR Agreement), (B) add additional milestones solely with respect to additional milestone payments to the CVR Agreement, (C) waive any Offer Condition or (D) modify any of the other terms or conditions of the Offer prior to the Acceptance Time to the extent not inconsistent with the terms of this Agreement, except that, unless otherwise provided by this Agreement, without the consent of the Company, Purchaser shall not (1) reduce the Offer Price or increase the Offer Price by an increment of less than $0.05 per share, (2) change the form of consideration payable in the Offer (other than by adding consideration as contemplated by Section 1.1(a)(A) or (B)), (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive, amend or change the Minimum

Condition or the condition set forth in clause (b)(iv) of Exhibit E, (5) add to the Offer Conditions, (6) extend the expiration of the Offer except as required or permitted by Section 1.1(b), (7) provide for any Subsequent Offering Period or (8) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Purchaser to consummate the Offer, the Merger or the other Contemplated Transactions.

(b)    The Offer shall initially be scheduled to expire at midnight (New York City time) on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration Time has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later time to which the Initial Expiration Time has been so extended, the “Expiration Time”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8: (i) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer for additional periods of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied; and (ii) if, as of the then-scheduled Expiration Time, any Offer Condition is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), at the request of the Company, Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for additional periods specified by the Company of up to 10 Business Days per extension (or such other period as the parties may agree), to permit such Offer Condition to be satisfied; provided, however, that in no event shall Parent or Purchaser (1) be required to extend the Offer beyond the earlier to occur of (x) the valid termination of this Agreement in accordance with Section 8 and (y) the End Date (such earlier occurrence, the “Extension Deadline”) or (2) be permitted to extend the Offer beyond the Extension Deadline without the prior written consent of the Company.

(c)    Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Purchaser will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the later of (i) the earliest time as of which Purchaser is permitted under the Exchange Act to accept for payment shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer and (ii) the earliest time as of which each of the Offer Conditions shall have been satisfied or waived. On the terms and subject to the conditions of the Offer and this Agreement, Purchaser shall promptly after the Acceptance Time pay, or cause the Paying Agent to pay, for all shares of Company Common Stock validly tendered (and not validly withdrawn) in the Offer.

(d)    Parent and Purchaser shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Purchaser required under applicable U.S. federal securities laws to be included in the Schedule 14D-9.

(e)    The Parent shall deposit, or shall cause to be deposited, on behalf of Purchaser, with the Paying Agent, at or prior to the Acceptance Time (but in no event later than the Business Day during which the Acceptance Time occurs), all of the funds necessary to purchase any and all shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer. Unless this Agreement is terminated pursuant to Section 8.1, Purchaser shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 8.1, Purchaser shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Purchaser shall promptly return, or cause any depositary acting on behalf of Purchaser to return, all tendered shares of Company Common Stock to the tendering stockholders.

(f)    At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement, and shall substantially concurrently therewith provide a copy to the Company.

1.2    Offer Documents. On the date of commencement of the Offer, Parent and Purchaser shall: (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities law. The Parent and Purchaser shall cause the Offer Documents (i) to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Parent or Purchaser with respect to information supplied by or on behalf of the Company in writing specifically for inclusion in the Offer Documents. The Company shall promptly supply Parent and Purchaser in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Purchaser and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent it shall have obtained knowledge that such information shall have become false or misleading in any material respect, and each of Parent and Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Purchaser shall use reasonable best efforts to respond to any such comments promptly after they are received.

1.3    Company Actions.

(a)    The Company hereby consents to the Offer and, subject to Sections 4.4 and 5.1, to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 2.22.

(b)    As promptly as reasonably practicable on the date of filing by Parent and Purchaser of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall, subject to Sections 4.4 and 5.1, contain the recommendation of the Company Board described in Section 2.22 and the notice and other information required by Section 262(d)(2) of the DGCL. The Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities law. The Company shall cause the Schedule 14D-9 (i) to comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and (ii) on the date first filed with the SEC and on the date first published, sent or given to the holders of shares of Company Common Stock, not to contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by or on behalf of the Parent or Purchaser in writing specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent it shall have obtained knowledge that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities law. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. The Company shall use reasonable best efforts to respond to any such comments promptly after they are received.

In connection with the Offer, the Company shall instruct its transfer agent to, and use commercially reasonable efforts to cause its transfer agent to, promptly furnish Parent and Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Purchaser with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.    Subject to the requirements of applicable laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, the Parent and Purchaser shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger or the other Contemplated Transactions and, if this Agreement shall be terminated in accordance with Section 8.1, shall destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

1.4    Merger of Purchaser into the Company. Following the completion of the Offer, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Purchaser shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Purchaser shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.5    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The Merger shall be governed by Section 251(h) of the DGCL.

1.6    Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA, 02109, or such other location or means as shall be mutually agreed by the parties, including by remote exchange of electronic copies of documents (including by portable document format (.pdf) delivered by electronic mail), on a date to be designated jointly by Parent and the Company, which shall be no later than the second Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 (other than the conditions, which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and concurrently with the Closing shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be designated jointly by Parent and the Company and specified in such certificate of merger (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.7    Certificate of Incorporation and Bylaws; Directors and Officers.

(a)    The Certificate of Incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit B;

(b)    The Bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to read as set forth on Exhibit C; and

(c)    The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time.

1.8    Conversion of Shares.

(a)    Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, the Company or any stockholder of the Company:

(i)    any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company as of immediately prior to the Effective Time (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii)    any shares of Company Common Stock held by Parent, Purchaser or any other wholly-owned Subsidiary of Parent as of immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)    except as provided in clauses “(i)” and “(ii)” above, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares) shall be converted into the right to receive the Offer Price; and

(iv)    each share of the Common Stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)    If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company and a record date with respect to any such event shall occur during such period, then the Offer Price shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided that nothing in this Section 1.8(b) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(c)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder of the Company who (A) has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (B) has properly complied with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Offer Price pursuant to this Section 1.8. By virtue of the Merger, all Dissenting Company Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Offer Price pursuant to Section 1.8(a), without any interest thereon, upon surrender of the Company Stock Certificate(s) or non-certificated shares of Company Common Stock represented by book entry (“Book Entry Shares”) that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 1.10. The Company shall give Parent (i) prompt notice of, together with copies of, any demand received by the Company for payment of the fair value of any Company Common Stock, withdrawals of such demands, and any other instruments received by the Company as part of any such demand for dissenter’s rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal rights or settle or offer to settle or compromise any such demands for payment in respect of Dissenting Company Shares.

1.9    Closing of the Company’s Transfer Books. At the Effective Time: (a) except as provided in Section 1.8(a)(i) or Section 1.8(a)(ii), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Book Entry Shares or of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Offer Price as contemplated by Section 1.8; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) or a Book Entry Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Book Entry Share shall be canceled and shall be exchanged as provided in Section 1.10.

1.10    Exchange of Certificates.

(a)    Prior to the Closing, Parent shall select a reputable bank or trust company reasonably satisfactory to the Company to act as paying agent in the Merger (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company with the

Paying Agent relating to the services to be performed by the Paying Agent. At the Closing, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the Cash Consideration in accordance with Section 1.8(a)(iii). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.”

(b)    Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to the Persons who were record holders of Company Stock Certificates or Book Entry Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time (including a provision confirming that delivery of Company Stock Certificates or Book Entry Shares shall be effected, and risk of loss and title to Company Stock Certificates or Book Entry Shares shall pass, only upon delivery of such Company Stock Certificates or Book Entry Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares in exchange for the Offer Price. Upon surrender of a Company Stock Certificate or Book Entry Shares to the Paying Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Book Entry Shares shall be entitled to receive, and the Paying Agent shall (and Parent shall cause the Paying Agent to) in exchange therefor transfer from the Exchange Fund to such holder the Offer Price that such holder has the right to receive pursuant to the provisions of Section 1.8; and (B) the Company Stock Certificate or Book Entry Shares so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Company Stock Certificate and Book Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Offer Price as contemplated by Section 1.8. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its reasonable discretion and as a condition to the payment of any Offer Price, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a reasonable and customary indemnification obligation against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates and Book Entry Shares as of the date that is one year after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Book Entry Shares who have not theretofore surrendered their Company Stock Certificates or Book Entry Shares in accordance with this Section 1.10 shall thereafter look only to Parent for, and be entitled to receive from Parent, satisfaction of their claims for payment of the Offer Price (subject to abandoned property, escheat or other similar laws), without interest.

(d)    Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Offer Price or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other Legal Requirement.

1.11    Tax Treatment. For U.S. federal income tax purposes, the Merger is intended to be treated as a sale or exchange of Company Common Stock that is subject to Section 1001 of the Code. Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, no party shall be considered to have made any representations or warranties regarding the Tax treatment of the Contemplated Transactions, or any of the Tax consequences to any holder of Company securities of this Agreement or the CVR Agreement, or any other aspect of the Contemplated Transactions. The Company acknowledges that it and holders of its securities are relying solely on their own Tax advisors in connection with this Agreement, the CVR Agreement, and the Contemplated Transactions.

1.12    Withholding Rights. Each of the Paying Agent, the Surviving Corporation, Parent and any of their respective affiliates shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, the CVR Agreement and/or the Contemplated Transactions such amounts as it determines are required by the Code or any other applicable law to be deducted and withheld. To the extent that amounts are so withheld and remitted to the appropriate Governmental Body in accordance with applicable Legal Requirements, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

1.13    Further Action. The parties agree to take all necessary action to cause the Merger to become effective in accordance with this Section 1 as soon as practicable following the consummation of the Offer without a meeting of the Company’s stockholders, as provided in Section 251(h) of the DGCL. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Purchaser and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Purchaser, in the name of the Company and otherwise) to take such action.

1.14    Calculation of Company Net Cash.

(a)    For purposes of this Agreement, the “Anticipated Offer Closing Date” shall be the anticipated Acceptance Time, as agreed upon by Parent and the Company at least 10 days prior to the Expiration Time or, if Parent and Company cannot so agree, the then scheduled date of the Expiration Time. At least five days prior to the Anticipated Offer Closing Date, the Company shall deliver to Parent a schedule (the “Net Cash Schedule”), in the form set forth as Schedule I of the Company Disclosure Schedule, setting forth the Company’s good faith estimate of Company Net Cash as of the Anticipated Offer Closing Date (the “Net Cash Calculation”), prepared and certified by the Company’s Chief Financial Officer (or if there is no Chief Financial Officer, the Company’s principal accounting officer). The Company shall, during the period from delivery of the Net Cash Schedule until 5:00 p.m. Pacific Time on the Response Date, make available to Parent, or its accountants and/or counsel (in each case upon reasonable notice, at reasonable times and in a manner that does not interfere with the operation of the Company’s business), the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Parent.

(b)    By 5:00 p.m. Pacific Time on the third calendar day after delivery of the Net Cash Schedule (the “Response Date”), Parent will have the right to dispute in good faith any part of the Net Cash Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Net Cash Calculation. A Dispute Notice may only be given if the aggregate amount in dispute is greater than $250,000.

(c)    If on or prior to the Response Date, Parent (i) timely notifies the Company in writing that it has no objections to the Net Cash Calculation or (ii) fails to timely deliver a Dispute Notice as provided in Section 1.14(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash at the Closing Date for purposes of this Agreement.

(d)    If Parent timely delivers a Dispute Notice on or prior to the Response Date, then Representatives of both parties shall promptly (and in any event within two days following timely delivery of the Dispute Notice) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Closing Date for purposes of this Agreement.

(e)    If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Company Net Cash at the Closing Date pursuant to Section 1.14(d) by 5:00 p.m. Eastern time on the third calendar day after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon in writing), then Grant Thornton LLP, or such other independent auditor of recognized national standing as the Parent and the Company shall jointly select (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Parent and the Company shall use reasonable best efforts to cause the Accounting Firm to make its determination within 10 calendar days after accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. In determining the Company Net Cash hereunder, the Accounting Firm shall act as an expert and not as an arbitrator, and the Accounting Firm’s authority is limited to resolving disputed issues of fact (and not law). The procedures set forth in this Section 1.14(e) concerning the determination of Company Net Cash hereunder by the Accounting Firm shall be governed by the law of expert determination and appraisal rather than the law of arbitration. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash at the Closing Date for purposes of this Agreement, and the parties shall delay the Closing until the resolution of the matters described in this Section 1.14(e) and, if necessary, the End Date shall be deemed extended to allow for such resolution. The fees and expenses of the Accounting Firm shall be allocated between Parent and Company in the same proportion that the disputed amount of Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of Company Net Cash (and for the avoidance of doubt the fees and expenses to be paid by the Company shall reduce Company Net

Cash). If this Section 1.14(e) applies as to the determination of Company Net Cash at the Anticipated Offer Closing Date, upon resolution of the matter in accordance with this Section 1.14(e), the Company Net Cash as so determined shall be deemed to be the Company Net Cash for all purposes of this Agreement, and shall not be subject to any re-determination.

1.15    CVR Agreement. At or prior to the Acceptance Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental to any holder of CVRs).

Section 2 Representations and Warranties of the Company

The Company represents and warrants to Parent and Purchaser as follows (it being understood that each representation and warranty contained in this Section 2 (other than, in the case of clause (a) of this paragraph, the representations and warranties contained in Section 2.3) is qualified by and subject to: (a) the information set forth in any publicly available effective registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Company with the SEC at any time on or after December 31, 2018 and prior to the date hereof, but excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar predictive or forward-looking sections; (b) any actions taken pursuant to, or in connection with, the AcelRx Merger Agreement, including regarding any litigation or claims in respect of the matters contemplated thereby; (c) the exceptions and disclosures set forth in the section or subsection of the Company Disclosure Schedule corresponding to the particular section or subsection in this Section 2 in which such representation and warranty appears; and (d) any exception or disclosure set forth in any other section or subsection of the Company Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty):

2.1    Subsidiaries; Due Organization; Etc.

(a)    Part 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any of the Entities identified in Part 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a) of the Company Disclosure Schedule. No Tetraphase Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or capital contribution to any other Entity.

(b)    Each of the Tetraphase Companies is a corporation or other Entity duly organized, validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing) under the laws of the jurisdiction of its incorporation and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are owned and used as of the date of this Agreement; and (iii) to perform its obligations under all Contracts by which it is bound, except, in the case of clauses “(i)” through “(iii)” of this sentence, as would not have a Company Material Adverse Effect.

(c)    Each of the Tetraphase Companies (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

2.2    Certificate of Incorporation and Bylaws. The Company has delivered or Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws, memorandum of association and articles of association or equivalent governing documents of each of the Tetraphase Companies, including all amendments thereto.

2.3    Capitalization, Etc.

(a)    The authorized capital stock of the Company consists of: (i) 125,000,000 shares of Company Common Stock, of which 7,263,236 shares are issued and outstanding as of the Reference Date; and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares of Company Preferred Stock are issued or outstanding as of the Reference Date. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the Tetraphase Companies (other than the Company) holds any shares of Company Common Stock or any rights to acquire shares of Company Common Stock.

(b)    Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right pursuant to any certificate of incorporation (or similar organizational document) or Contract to which any Tetraphase Company or, to the Company’s knowledge, to which any stockholder of the Company, is a party; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Tetraphase Companies is bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to repurchase or reacquire restricted shares of Company Common Stock held by an employee of the Company upon termination of such employee’s employment or upon any other forfeiture of a vesting condition.

(c)    As of the Reference Date: (i) 160,307 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 2,506 shares of Company Common Stock are reserved for future issuance pursuant to the Tetraphase 2014 Employee Stock Purchase Plan (the “Company ESPP”) and 0 shares of Company Common Stock are estimated to be subject to outstanding purchase rights under the Company ESPP (based on the fair market value of a share of Company Common Stock as of the trading date one (1) trading date prior to the date of this Agreement); (iii) 37,268 shares of Company Common Stock are subject to issuance upon vesting of grants of Company RSUs; (iv) 8,505 shares of Company Common Stock are subject to issuance upon vesting of grants of Company PRSUs; (v) 246,741 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Option Plans; and (vi) 11,478,477 shares of Company Common Stock are subject to issuance pursuant to Company Warrants.

(d)    Part 2.3(d) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Equity Award outstanding as of the Reference Date the following information: (i) the particular plan (if any) pursuant to which such Company Equity Award was granted; (ii) the name of the holder of such Company Equity Award; (iii) the type of Company Equity Award (whether a Company Option, Company RSU, Company PRSU or another type of Company Equity Award); (iv) the number of shares of Company Common Stock subject to such Company Equity Award; (v) the per share exercise price (if any) of such Company Equity Award; (vi) the date on which such Company Equity Award was granted; (vii) the date on which such Company Equity Award expires (if applicable); and (viii) if such Company Equity Award is a Company Option, whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Equity Awards were granted by the Company, and the forms of all agreements evidencing such Company Equity Awards. The exercise price of each Company Option is not less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Documents in accordance with GAAP, and to the knowledge of the Company, no such grants involved any “back dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to any of the Tetraphase Companies.

(e)    Part 2.3(e) of the Company Disclosure Schedule sets forth a complete and accurate list that sets forth with respect to each Company Warrant outstanding as of the Reference Date the following information: (i) the name of the holder of such Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the per share exercise price of such Company Warrant; and (iv) the date on which such Company Warrant expires.

(f)    Except as set forth in Sections 2.3(a), 2.3(c) or 2.3(d), as of the Reference Date, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Tetraphase Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Tetraphase Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Tetraphase Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(g)    All outstanding shares of Company Common Stock, and all options and other Company Equity Awards and other securities of the Tetraphase Companies, have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(h)    All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of any Encumbrances (other than restrictions on transfer imposed by applicable securities laws or any Company Permitted Encumbrances).

2.4    SEC Filings; Financial Statements.

(a)    The Company has Made Available (or made available on the SEC website) to Parent accurate and complete copies of all registration statements, proxy statements, Company Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC between December 31, 2018 and, solely for purposes of this sentence, the date of this Agreement (and for all other purposes under this Agreement since December 31, 2018), including all amendments thereto since December 31, 2018 (collectively, the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC since December 31, 2018 have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Documents filed or furnished on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by filing or furnishing of the applicable amending or superseding Company SEC Document; and (B) in the case of Company SEC Documents filed or furnished after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing or furnishing of the applicable amending or superseding Company SEC Document. Each of the certifications and statements relating to the Company SEC Documents required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Company Certifications”) is accurate and complete in all material respects, and complies as to form in all material respects with all applicable Legal Requirements. As used in the introduction to this Section 2 and 2.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is filed, furnished, submitted, supplied or otherwise made available to the SEC or any member of its staff.

(b)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Tetraphase Companies required to be disclosed by the Company in the reports that it is required to file, submit or furnish under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company is in compliance in all material respects with the applicable listing requirements of the Nasdaq Global Select Market, and has not between December 31, 2018 and the date of this Agreement received any notice asserting any non-compliance with the listing requirements of the Nasdaq Global Select Market.

(c)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby, in each case in accordance with GAAP. No financial statements of any Person other than the Tetraphase Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(d)    The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been, to the knowledge of the Company: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Tetraphase Companies that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(e)    The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Tetraphase Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Tetraphase Companies that could have a material effect on the Company’s consolidated financial statements.

The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2019, and, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2019. To the knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between December 31, 2019 and the date of this Agreement, neither the Company nor any of its Subsidiaries nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Tetraphase Companies; (B) any fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(f)    As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, (i) none of the Company SEC Documents is the subject of ongoing SEC review, and (ii) there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g)    None of the Tetraphase Companies is a party to nor has any obligation or other commitment to become a party to any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

2.5    Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, between December 31, 2019 and the date of this Agreement, there has not been any (a) Company Material Adverse Effect, or (b) action, event or occurrence that would have required the consent of the Parent pursuant to Section 4.2(b) (other than subsections (ii), (iii), (vii), (viii), (ix), (x), (xii), (xiii) and (xviii) thereof) had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.6    Title to Assets. The Tetraphase Companies own, and have good and valid title to, all material assets (excluding, for purposes of this Section 2.6, Intellectual Property and Intellectual Property Rights) purported to be owned by them, including: (a) all such assets reflected on the Company Audited Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Audited Balance Sheet); and (b) all other such assets reflected in the books and records of the Tetraphase Companies as being owned by the Tetraphase Companies. All of said assets are owned by the Tetraphase Companies free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, warehousemen’s or other statutory liens arising in the ordinary course of business and for which appropriate reserves have been established on the face of the Company Audited Balance Sheet to the extent required by GAAP; (iii) liens on goods in transit incurred in the ordinary course of business; (iv) liens that have arisen in the ordinary course of business and that do not (in any individual case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Tetraphase Companies, taken as a whole; and (v) liens described in Part 2.6 of the Company Disclosure Schedule (collectively, “Company Permitted Encumbrances”). The Tetraphase Companies are the lessees of, and hold valid leasehold interests in, all material assets purported to have been leased by them, including: (A) all such assets reflected as leased on the Company Audited Balance Sheet; and (B) all other such assets reflected in the books and records of the Tetraphase Companies as being leased to the Tetraphase Companies, and, as of the date of this Agreement, the Tetraphase Companies enjoy undisturbed possession of such leased assets.

2.7    Loans; Customers; Suppliers and Manufacturers.

(a)    Part 2.7(a) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Tetraphase Companies to any Company Associate, other than routine travel advances made to directors or officers or other employees in the ordinary course of business.

(b)    Part 2.7(b) of the Company Disclosure Schedule accurately identifies Tetraphase Companies’ top five customers in the fiscal year ended in December 31, 2019 and the aggregate amount of gross sales in dollars made by the Tetraphase Companies during such period. As of the date of this Agreement, the Company has not received any written notice indicating that any customer or other Person identified or required to be identified in Part 2.7(b) of the Company Disclosure Schedule intends to cease dealing with or materially reduce its orders from any of the Tetraphase Companies.

(c)    Part 2.7(c) of the Company Disclosure Schedule accurately identifies Tetraphase Companies’ top 10 suppliers or manufacturers of the Tetraphase Companies in the fiscal year ended in December 31, 2019 and the aggregate purchase volume in dollars from such supplier or manufacturer made by the Tetraphase Companies during such period. As of the date of this Agreement, the Company has not received any written notice indicating that any supplier, manufacturer or other Person identified or required to be identified in Part 2.7(c) of the Company Disclosure Schedule intends to cease providing or materially reduce services or supplies to any of the Tetraphase Companies.

2.8    Equipment; Real Property; Leasehold.

(a)    All material items of equipment and other material tangible assets owned by or leased to and necessary for the operation of the Tetraphase Companies are adequate for the uses to which they are, as of the date of this Agreement, being put, are, as of the date of this Agreement, in all material respects, in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Tetraphase Companies in the manner in which such businesses are being conducted on the date of this Agreement.

(b)    No Tetraphase Company owns any real property.

(c)    Part 2.8(c) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each lease pursuant to which any of the Tetraphase Companies leases real property from any other Person (all real property leased to the

Tetraphase Companies pursuant to the real property leases identified or required to be identified in Part 2.8(c) of the Company Disclosure Schedule, including all buildings, structures, fixtures and other improvements leased to the Tetraphase Companies, is referred to as the “Tetraphase Leased Real Property”). Part 2.8(c) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than any Tetraphase Company) a right of use or occupancy of any of the Tetraphase Leased Real Property. Except as set forth in the leases or subleases identified in Part 2.8(c) of the Company Disclosure Schedule, there is no Person in possession of any Tetraphase Leased Real Property other than a Tetraphase Company. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies has received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise) of a material default, alleged material failure to perform, or any material offset or counterclaim with respect to any occupancy agreement with respect to any Tetraphase Leased Real Property which has not been fully remedied and withdrawn.

2.9    Intellectual Property.

(a)    Part 2.9(a) of the Company Disclosure Schedule accurately identifies: (i) each material item of Registered IP in which any of the Tetraphase Companies has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or has or purports to have an interest of any nature that has been incorporated into any Company Product and has been licensed by any of the Tetraphase Companies on an exclusive basis (the “Tetraphase Registered IP”); (ii) the material jurisdiction in which such material Tetraphase Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has a material ownership interest in such item of material Tetraphase Registered IP and the nature of such ownership interest; and (iv) all material filings required to be made with any Governmental Body as of the date of this Agreement with respect to each item of material Tetraphase Registered IP in order to maintain or renew the Tetraphase Registered IP during the 6 month period following the date of this Agreement.

(b)    The Tetraphase Companies exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property co-owned with a third party or licensed to the Company) free and clear of any Encumbrances (other than Company Permitted Encumbrances and non-exclusive licenses granted by any Tetraphase Company in connection with the sale or license of Company Products in the ordinary course of business). For any Company IP incorporated into any Company Product that is co-owned, the Company has the exclusive rights to the co-owned Company IP. Without limiting the generality of the foregoing:

(i)    all documents and instruments necessary to perfect the rights of the Tetraphase Companies in the Company IP that is Tetraphase Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)    no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP and each Company Associate who is or was involved in the creation or development of any Company IP incorporated into any Company Product has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Tetraphase Companies and confidentiality provisions protecting such Company IP;

(iii)    no funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution have been or are being, or are expected to be, used, directly or indirectly, to develop or create, in whole or in part, any Company IP or Company Product;

(iv)    the Tetraphase Companies have taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information held by any of the Tetraphase Companies, or purported to be held by the Tetraphase Companies, as a trade secret to the extent that such Tetraphase Companies have determined such proprietary information should be protected as a trade secret;

(v)    none of the Tetraphase Companies is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Tetraphase Companies to grant or offer to any other Person any license or right to any Company IP; and

(vi)    to the knowledge of the Company, the Tetraphase Companies own or otherwise have, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights needed to conduct the business of the Tetraphase Companies as conducted as of the date of this Agreement.

(c)    To the knowledge of the Company, all Company IP that is material to the business of any of the Tetraphase Companies is valid, subsisting and enforceable. To the knowledge of the Company, there are no Intellectual Property Rights owned by any third party that (i) is required by the Company to conduct its business as currently conducted and (ii) the Company is not currently authorized to use.

(d)    Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(e)    To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(e) of the Company Disclosure Schedule: (i) accurately identifies (and the Company has provided to Parent an accurate and complete copy of) each letter or other written correspondence that has been received by Tetraphase Companies or any Representative of any of the Tetraphase Companies between December 31, 2018 and the date of this Agreement regarding any actual, alleged or suspected infringement or misappropriation of any Company IP; and (ii) provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(f)    To the knowledge of the Company, none of the Company Products has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

(g)    No infringement, misappropriation or similar claim or Legal Proceeding is or, between December 31, 2018 and the date of this Agreement, has been pending and served or, to the knowledge of the Company, pending and not served or threatened against any Tetraphase Company or against any other Person who is, or has asserted or would reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by any Tetraphase Company with respect to such claim or Legal Proceeding (including any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded), in each case which would be material to the Tetraphase Companies, taken as a whole.

(h)    Except as set forth in Part 2.9(h) of the Company Disclosure Schedule, between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies has received any written notice or, to the knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person by any of the Tetraphase Companies or the Company Products, in each case which would be material to the Tetraphase Companies, taken as a whole.

(i)    None of the Tetraphase Companies has transferred title to, or granted any exclusive license with respect to, any material Company IP.

(j)    The IT Systems are, as a whole, adequate and sufficient, and in good working condition to effectively perform all information technology operations necessary, for the conduct of the business of the Company as currently conducted. The Company has not experienced within the 12 months prior to the date of this Agreement any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the IT Systems.

(k)    With respect to the business of the Tetraphase Companies, the Tetraphase Companies have implemented reasonable disclosures, policies and procedures with respect to the collection, use, disclosure, and storage of personally identifiable information that comply in all material respects with applicable Legal Requirements. As of the date of this Agreement, none of the Tetraphase Companies is a party to or the subject of any pending Legal Proceeding that alleges that it has violated any such Legal Requirements, except as would not be material to the Tetraphase Companies, taken as a whole. None of the Tetraphase Companies has knowledge of any information security breach of its systems that would require it (under applicable statutes or regulations) to notify any individuals.

2.10    Contracts.

(a)    Part 2.10(a) of the Company Disclosure Schedule identifies, as of the date of this Agreement, each Company Contract that constitutes a Company Material Contract and which remains in effect as of the date hereof and under which a Tetraphase Company has remaining material rights or obligations. For purposes of this Agreement, each of the following Company Contracts shall be deemed to constitute a “Company Material Contract”:

(i)    any Contract in effect and which has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, or that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act;

(ii)    any Contract: (A) constituting a Company Employee Agreement under which annual salary or other stated annual cash compensation exceeds $200,000; (B) pursuant to which any of the Tetraphase Companies is or may become obligated to make any severance, termination or similar payment to any Company Associate or any spouse, heir or Representative of any Company Associate; (C) pursuant to which any of the Tetraphase Companies is or may become obligated to make any bonus or similar payment (other than payments constituting bonuses or commissions paid in the ordinary course of business); or (D) pursuant to which any of the Tetraphase Companies is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any stock option, restricted stock, stock appreciation right or other equity interest in any of the Tetraphase Companies other than pursuant to agreements on forms described in Section 2.10(a)(i) above;

(iii)    any Contract with any labor union or any collective bargaining agreement or similar Contract for the benefit of any Company Associate(s);

(iv)    each material Contract pursuant to which any Intellectual Property Rights or Intellectual Property that has been incorporated into any Company Product and is licensed to any Tetraphase Company (other than non-exclusive licenses to unmodified commercially available third party software);

(v)    each material Contract pursuant to which any Intellectual Property Rights or Intellectual Property incorporated into any Company Product are licensed by any Tetraphase Company;

(vi)    any material Contract with any distributor and any material contract with any other reseller or sales representative, in each case that provides exclusivity rights to such distributor, reseller or sales representative, other than confidentiality or nondisclosure agreements entered into in the ordinary course of business;

(vii)    any material Contract (other than any purchase order entered into in the ordinary course of business) with sole source or single source suppliers to any Tetraphase Company of products or services, other than confidentiality or nondisclosure agreements entered into in the ordinary course of business;

(viii)    any Contract that provides for: (A) reimbursement of any Company Associate for, or advancement to any Company Associate of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Associate;

(ix)    any Contract (A) that restricts the ability of the Tetraphase Companies to compete in any business or with any Person in any geographical area; (B) in which the Company or any Tetraphase Company has granted development rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any product or product candidate; (C) in which the Company or any Tetraphase Company has agreed to purchase a minimum quantity of goods relating to any product or product candidate; or (D) which provides for “exclusivity” or any similar requirement in favor of any third party, in each case which restriction would or would reasonably be expected to materially and adversely affect the conduct of the business of the Tetraphase Companies, taken as a whole, as currently conducted;

(x)    any Contract incorporating or providing for any material guaranty, warranty, sharing of liabilities or indemnity (including any indemnity with respect to Intellectual Property or Intellectual Property Rights) or similar obligation, other than Contracts entered into in the ordinary course of business or that do not deviate in any material respect from the standard forms of Contracts previously Made Available by the Company to Parent;

(xi)    any Contract providing for any currency hedging;

(xii)    any Contract requiring that any of the Tetraphase Companies give any written notice or provide any information to any Person prior to responding to or prior to accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction;

(xiii)    any Contract providing for the lease or sublease of Tetraphase Leased Real Property;

(xiv)    any Contract that is a Government Contract;

(xv)    any Contract, not covered by another clause of this Section 2.10(a), that: (A) involved the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the fiscal year ending December 31, 2019; (B) requires by its terms the payment or delivery of cash or other consideration in an amount or having a value in excess of $200,000 in the fiscal year ending December 31, 2020; (C) involved the performance of services having a value in excess of $200,000 in the fiscal year ended December 31, 2019; or (D) requires by its terms the performance of services having a value in excess of $200,000 in the fiscal year ending December 31, 2020;

(xvi)    any material Contract that has a term of more than one year and which may not be terminated by a Tetraphase Company (without penalty in excess of $75,000) within 120 days after the delivery of a termination notice by such Tetraphase Company (other than confidentiality or nondisclosure agreements entered into by any Tetraphase Company); and

(xvii)    any Contract, the termination of which would have a Company Material Adverse Effect.

The Company has delivered or Made Available (including by filing with the SEC) to Parent an accurate and complete copy of each Company Contract that constitutes a Company Material Contract as of the date of this Agreement.

(b)    Each Company Contract that constitutes a Company Material Contract is valid and in full force and effect (except for Contracts that are expired, terminated, and/or not renewed during the Pre-Closing Period), and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (the “Enforceability Exceptions”).

(c)    Except as set forth in Part 2.10(c) of the Company Disclosure Schedule: (i) none of the Tetraphase Companies has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (ii) to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default in any material respect under, any Company Material Contract; (iii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach in any material respect of any Company Material Contract; (B) give any Person the right to declare a default in any material respect under any Company Material Contract; (C) give any Person the right to accelerate in any material respect the maturity or performance of any Company Material Contract; or (D) give any Person the right to cancel, terminate or modify in any material respect any Company Material Contract; and (iv) between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies has received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible material violation or breach of, or material default under, any Company Material Contract.

2.11    Liabilities. None of the Tetraphase Companies has any material accrued, contingent or other liabilities of the type required by GAAP to be disclosed, accrued or reserved in the liabilities column of the consolidated balance sheet of the Tetraphase Companies, except for: (a) liabilities identified as such, or specifically reserved against, in the Company Audited Balance Sheet; (b) liabilities that have been incurred by the Tetraphase Companies since the date of the Company Audited Balance Sheet in the ordinary course of business consistent in all material respects with past practice; (c) liabilities for performance of obligations of the Tetraphase Companies pursuant to the express terms of Company Contracts Made Available to Parent prior to the date of this Agreement (or not required by this Agreement to be Made Available) and not arising under or resulting from any breach or nonperformance of such Company Contract; (d) liabilities under this Agreement or incurred in connection with the Contemplated Transactions; and (e) liabilities described in Part 2.11 of the Company Disclosure Schedule.

2.12    Compliance with Legal Requirements; Regulatory Matters.

(a)    Each of the Tetraphase Companies is, and has during two years prior to the date of this Agreement been, in compliance in all material respects with all Legal Requirements, which are applicable to the business, properties, assets and activities of the

Tetraphase Companies. During the two years prior to the date of this Agreement, none of the Tetraphase Companies has received any written notice or, to the knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.

(b)    Each Company Product is being or has been researched, developed, tested, manufactured, packaged, labeled, handled, stored, supplied, distributed, marketed, commercialized, imported, exported, and sold in compliance in all material respects with all Health Care Laws.

(c)    The Company has Made Available to Parent complete and correct copies of (i) each NDA and each IND submitted to the FDA and (ii) each marketing authorization application (“MAA”) submitted to the European Medicines Agency, in each case with respect to the Company Products, including all supplements and amendments thereto.

(d)    Between December 31, 2018 and the date of this Agreement, the Company has not received any written communication from the FDA or any other Governmental Body, including any warning letter or untitled letter, that alleges or suggests that the Tetraphase Companies are not in compliance in all material respects with any applicable requirements under the Health Care Laws.

(e)    To the knowledge of the Company, as of the date of this Agreement, there are no pending or threatened material investigations, suits, claims, actions or other material Legal Proceeding against the Tetraphase Companies relating to the Company Products, including those relating to or arising under applicable Health Care Laws. Between December 31, 2018 and the date of this Agreement, no Tetraphase Company nor any of its officers or employees (in his or her capacity as such) has been or is subject to any enforcement proceedings by the FDA or any other Governmental Body. Between December 31, 2018 and the date of this Agreement, there has not been and is not now any Form FDA 483 observation, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information pending or in effect against the Tetraphase Companies or any of its officers or employees with respect to the Company Products, and Tetraphase Companies have no material liability (whether actual or contingent) for failure to comply with the applicable Health Care Laws.

(f)    The Tetraphase Companies have maintained reasonable records relating to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of the Company Products in material compliance with the applicable Health Care Laws, and the Company has submitted to the FDA and other Governmental Bodies in a timely manner all required notices and annual or other reports, including adverse experience reports and annual reports, related to the research, development, testing, manufacture, handling, labeling, packaging, storage, supply, promotion, distribution, marketing, commercialization, import, export, and sale of the Company Products, except as would not be material to the Tetraphase Companies, taken as a whole.

(g)    Neither any of the Tetraphase Companies nor, to the knowledge of the Company, any officer, employee or agent of any of the Tetraphase Companies, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, which administers Health Care Laws, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, which administers Health Care Laws, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other such Governmental Body to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar policy.

(h)    All manufacturing operations relating to the Company Products conducted by or on behalf of Tetraphase Companies have been and are being conducted in compliance in all material respects with applicable provisions of Current Good Manufacturing Practice requirements as set forth in 21 U.S.C. § 351(a)(2)(B), 21 C.F.R. Parts 210 and 211, and applicable final guidance documents, as amended from time to time. As of the date of this Agreement, no Company Product has been voluntarily recalled, suspended, or discontinued by the Tetraphase Companies at the request of the FDA or any other Governmental Body. As of the date of this Agreement, no Tetraphase Company has received any notice from the FDA or any other applicable Governmental Body that it has commenced, or, to the knowledge of the Company, threatened to initiate, any action to withdraw approval, place sales or marketing restrictions on or request the recall of any Company Product, or that it has commenced or threatened to initiate any action to enjoin or place restrictions on the production of any Company Product, except as would not be material to the Tetraphase Companies, taken as a whole.

(i)    All nonclinical studies and clinical trials relating to the Company Products conducted by or on behalf of the Tetraphase Companies have been, or are being, conducted in compliance in all material respects with the requirements of the FDA’s Good Laboratory Practice and Good Clinical Practice requirements, including regulations under 21 C.F.R. Parts 50, 54, 56, 58, 312 and applicable guidance documents, as amended from time to time, the Animal Welfare Act, and all applicable similar Legal Requirements in other jurisdictions, and all Legal Requirements relating to protection of human subjects.

(j)    The Tetraphase Companies have promoted the Company Products in compliance in all material respects with all applicable Health Care Laws and other Legal Requirements. As of the date of this Agreement, the Tetraphase Companies have not received, and to the Company’s knowledge, do not have pending or in effect any notice, civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, untitled letter, proceeding or request for information from the FDA or any Governmental Body concerning material noncompliance with Health Care Laws and other Legal Requirements with regard to promotion of Company Products.

(k)    No Tetraphase Company, nor, to the Company’s knowledge, its officers, employees, agents or contractors, have been debarred or have been convicted of any crime or engaged in any conduct that resulted in debarment under 21 U.S.C. § 335a or disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Health Care Laws, and no Tetraphase Companies or, to the knowledge of the Company, any of its officers, employees, agents or contractors, has engaged in any conduct that would reasonably be expected to result in debarment or disqualification as an investigator. No Tetraphase Company, nor, to the Company’s knowledge, its officers, employees, agents or contractors, has been excluded or convicted of any crime for which exclusion from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Health Care Law, could result.

(l)    The Company has Made Available to Parent accurate and complete copies of any Health Care Law compliance policy or similar codes, policies, or guidelines adopted by the any of the Tetraphase Companies.

2.13    Certain Business Practices. None of the Tetraphase Companies, and (to the knowledge of the Company) no Representative of any of the Tetraphase Companies with respect to any matter relating to any of the Tetraphase Companies, have: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other material unlawful payment.

2.14    Governmental Authorizations.

(a)    The Tetraphase Companies hold all material Governmental Authorizations necessary to enable the Tetraphase Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Tetraphase Company is, and at all times since December 31, 2018 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies have received any written notice (or, to the knowledge of the Company, any other communication) from any Governmental Body regarding: (i) any material violation of or failure to comply in any material respect by any of the Tetraphase Companies with any term or requirement of any of the Tetraphase Companies’ material Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b)    Part 2.14(b) of the Company Disclosure Schedule lists each material grant, incentive or subsidy provided or made available to or for the benefit of any of the Tetraphase Companies by or on behalf of any U.S. federal, state or local Governmental Body or any foreign Governmental Body, whether directly or indirectly as a subcontractor, subrecipient, subgrantee, or similar (at any tier) in connection with a grant, incentive or subsidy between another Person and a Governmental Body. Each of the Tetraphase Companies is, and has been since December 31, 2018 in compliance in all material respects with all of the material terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.14 (b) of the Company Disclosure Schedule. Neither the execution, delivery or performance by the Company of this Agreement, nor the consummation by the Company of the Merger or any of the other Contemplated Transactions, does, will or would reasonably be expected to (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Company Disclosure Schedule.

2.15    Tax Matters.

(a)    Each of the Tetraphase Companies has filed all material Tax Returns that they were required to file under applicable Legal Requirements, and all such Tax Returns are correct and complete in all material respects. All amounts shown on such Tax Returns to be due and owing (and all other material Taxes due and owing whether or not shown on any Tax Return) have been fully paid.

(b)    The unpaid Taxes of the Tetraphase Companies did not, as of the date of the Company Audited Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Audited Balance Sheet. Since the date of the Company Audited Balance Sheet, the Company has not incurred any material liability for Taxes outside the ordinary course of business. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Tetraphase Companies.

(c)    All material Taxes that each of the Tetraphase Companies is or was required by Legal Requirements to withhold or collect have been duly and timely withheld or collected in all material respects on behalf of its respective employees, independent contractors, stockholders, lenders, customers or other third parties and, have been timely paid to the proper Governmental Body or other Person or properly set aside in accounts for this purpose.

(d)    As of the date of this Agreement, no outstanding deficiencies for income or other material Taxes with respect to any of the Tetraphase Companies have been claimed, proposed, or assessed by any Governmental Body. As of the date of this Agreement, there are no pending (or, based on written notice, threatened) material audits, assessments or other Legal Proceedings for or relating to any Taxes or Tax Returns of any Tetraphase Company. None of the Tetraphase Companies has waived any statute of limitations in respect of income or other material Taxes or agreed to any extension of time with respect to an income or other material Tax assessment or deficiency, which waiver or extension is currently in effect.

(e)    No written claim has been made within the five years preceding the date of this Agreement by any Governmental Body in a jurisdiction where a Tetraphase Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f)    There are no Contracts relating to the allocating, sharing or indemnification of Taxes or similar arrangement with respect to Taxes to which any Tetraphase Company is a party to or is bound by, other than commercially reasonable agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”). No Tetraphase Company has been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company). The Company does not have any liability for any material Taxes of any other Person (other than a Tetraphase Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Legal Requirements), as a transferee or successor, by Contract, or otherwise (other than an Ordinary Commercial Agreement).

(g)    Within the last three years, no Tetraphase Company has distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)    No Tetraphase Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii)of the Code.

(i)    None of the Tetraphase Companies has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any other transaction that is subject to disclosure requirements pursuant to a corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements).

2.16    Employee and Labor Matters; Benefit Plans.

(a)    Except as set forth in Part 2.16(a) of the Company Disclosure Schedule or as required by applicable Legal Requirements, the employment of each of the Tetraphase Companies’ employees is terminable by the applicable Tetraphase Company at will, without a requirement of advance notice or payment of severance or similar benefit.

(b)    Except as set forth in Part 2.16(b) of the Company Disclosure Schedule, none of the Tetraphase Companies is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Tetraphase Companies. Between December 31, 2018 and the date of this Agreement, to the knowledge of the Company, there has not been any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question concerning representation, union organizing activity, or any threat thereof, or any similar activity or dispute, affecting any of the Tetraphase Companies or any of their employees. There is not pending as of the date of this Agreement, and, to the knowledge of the Company, no Person has threatened to commence, any such strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity or dispute.

(c)    Part 2.16(c) of the Company Disclosure Schedule sets forth all Company Employee Plans with respect to which any of the Tetraphase Companies or any Company Affiliate has or may incur or become subject to any material liability or obligation (collectively, the “Material Company Plans” and each a “Material Company Plan”).

(d)    None of the Tetraphase Companies intends, and none of the Tetraphase Companies has committed, to establish or enter into any new Material Company Plan. Except as required by this Agreement, neither the Company, nor, to the Company’s knowledge, any other Person, intends to or has made any commitment to modify, change or terminate any Company Employee Plan, other than with respect to modifications, changes or terminations required by any Legal Requirements or that would not result in any material liability.

(e)    The Company has delivered or Made Available to Parent a complete and accurate copy of all documents setting forth the terms of each material Company Employee Plan and all amendments thereto. With respect to each Company Employee Plan that is subject to ERISA or intended to be qualified under Section 401(a) of the Code, the Company has delivered or Made Available to Parent: (i) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (ii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Employee Plan assets, if any; (iii) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (iv) all material written Contracts relating to each Company Employee Plan, including administrative service agreements, group insurance contracts and any trust agreement; (v) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; (vi) the most recent IRS determination, advisory, or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code; and (vii) all material correspondence in its possession regarding any Company Employee Plan regarding any audit, investigation or proceeding regarding such Company Employee Plan or any fiduciary thereof since December 31, 2018 through the date of this Agreement.

(f)    Since January 1, 2014, neither the Company nor any Company Affiliate has maintained, established, participated in or contributed to, or is or has been required to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan,” each as defined in Section 4001 of ERISA. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Pension Plan holds the stock of any of the Tetraphase Companies or any Company Affiliate as a plan asset. No Company Employee Plan is subject to the Legal Requirements of any jurisdiction outside of the United States.

(g)    Each Company Employee Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the IRS that has not been revoked (or if not determined to be so qualified, such Company Employee Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by applicable Legal Requirements), and to the knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Plan or the imposition of any material liability, penalty or tax under ERISA or the Code. None of the Tetraphase Companies have engaged in a transaction in connection with which such Tetraphase Company reasonably would be subject to either a material liability pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code that is not curable without material cost.

(h)    Except as has not been or would not reasonably be expected to be material to the Tetraphase Companies, taken as a whole, (A) each Company Employee Plan has been operated and administered in accordance with its provisions and in compliance with all applicable Legal Requirements, including any applicable provisions of ERISA and the Code; and (B) all payments and contributions required to be made under the terms of any Company Employee Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Documents filed prior to the date of this Agreement. Since December 31, 2018, the Tetraphase Companies have performed in all material respects all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and, to the knowledge of the Company, there is no default or violation by any other party to, any Company Employee Plan. There are no material liabilities of the Tetraphase Companies with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements of the Company where required by GAAP.

(i)    Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Legal Requirement), neither the Tetraphase Companies nor any Company Employee Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any Company Employee pursuant to any retiree medical, retiree disability, retiree life insurance benefit plan or other retiree welfare plan. None of the Tetraphase Companies maintains, sponsors or contributes to any Company Employee Plan that is an employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) and that is, in whole or in part, self-funded or self-insured other than severance.

(j)    None of the Tetraphase Companies has effectuated any “plant closing,” “relocation” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) since December 31, 2018.

(k)    Except as set forth in Part 2.16(k) of the Company Disclosure Schedule and except has not been, and as would not be reasonably expected to be, material to the Tetraphase Companies, taken as a whole, each of the Tetraphase Companies and Company Affiliates: (i) is, and since December 31, 2018 has been, in compliance in all material respects with all applicable Legal Requirements related to employment and employment practices (including any Order or arbitration award of any court, arbitrator or any Governmental Body), including payment of wages, hours of work, harassment, discrimination, retaliation, employee safety or health, and labor relations; (ii) has withheld and reported all material amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable in any material respect for any arrears of wages or any taxes or any interest or penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security, social charges or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business consistent with past practice).

(l)    Except as set forth in Part 2.16(l) of the Company Disclosure Schedule or pursuant to Section 5.2 or 5.3 hereof, neither the execution of this Agreement nor the consummation of the Offer or the Merger (including in combination with other events or circumstances) will (i) entitle any Company Employee to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Employee, (iii) directly or indirectly cause the Tetraphase Companies to transfer or set aside any material assets to fund any benefits under any Company Employee Plan, (iv) otherwise give rise to any material liability under any Company Employee Plan, (v) limit or restrict the right to merge, amend, terminate or transfer any material assets of any Company Employee Plan on or following the Effective Time or (vi) result in the payment of any amount that would reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(m)    Each Company Employee Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, except for any instances of noncompliance that would not reasonably be expected to result in a material liability to the Tetraphase Companies. No Company Employee Plan provides for an obligation to gross-up, indemnify or otherwise reimburse any Company Employee for any Tax incurred by such Company Employee pursuant to Section 409A or 4999 of the Code. Neither the terms nor the performance of any Company Employee Plan could reasonably be expected to result in gross income inclusion after the Effective Time pursuant to Section 409A(a)(1)(A) of the Code.

(n)    The Tetraphase Companies and their Company Affiliates have made an offer of affordable minimum essential coverage to their respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse tax consequences thereunder, and neither the Tetraphase Companies nor any of their Company Affiliates is otherwise liable or responsible for any assessable payment, taxes, or other penalties under Section 4980H of the Code or otherwise under the Affordable Care Act or in connection with requirements relating thereto.

(o)    Part 2.16(o) of the Company Disclosure Schedule sets forth a true and complete list of the loans provided under any Company Employee Plan intended to be qualified under Section 401(a) of the Code (the “Qualified Plan Loans”). Except for the Qualified Plan Loans, as of the date of this Agreement, there are no loans or extensions of credit from any Company Employee Plan, the Tetraphase Companies or any Company Affiliate to any Company Employee.

(p)    As of the date of this Agreement, there are no actions, suits, claims, charges, complaints, grievances, arbitrations, investigations or other Legal Proceedings pending or, to the knowledge of the Company threatened against any of the Tetraphase Companies and Company Affiliates relating to the employment or engagement of any Company Associate, other than any routine claims for benefits.

2.17    Environmental Matters.

(a)    Since December 31, 2014, the Tetraphase Companies have been and are in compliance in all material respects with all applicable Environmental Laws, including possessing and complying in all material respects with the terms of all Orders required for their operations under applicable Environmental Laws. Between December 31, 2018 and the date of this

Agreement, none of the Tetraphase Companies have received any written notice (or, to the knowledge of the Company, any other communication, whether written or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Tetraphase Companies is not or might not be in compliance in all material respects with any Environmental Law, which non-compliance has not been cured or for which there is any remaining material liability.

(b)    To the knowledge of the Company: (i) all Tetraphase Leased Real Property and any other property that is or was leased to or controlled or used by any of the Tetraphase Companies, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern or material environmental contamination except as would not reasonably be expected to require any material corrective action or other material remedial obligations under Environmental Laws by the Tetraphase Companies; (ii) none of the Tetraphase Leased Real Property or any other property that is or was leased to or controlled or used by any of the Tetraphase Companies contains any underground storage tanks, asbestos, equipment using polychlorinated biphenyls or underground injection wells; and (iii) none of the Tetraphase Leased Real Property or any other property that is or was leased to or controlled or used by any of the Tetraphase Companies contains any septic tanks in which process wastewater or any Materials of Environmental Concern that have been Released.

(c)    To the knowledge of the Company, no Tetraphase Company has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(d)    None of the Tetraphase Companies have entered into any Company Contract that would reasonably be expected to require any of them to guarantee, reimburse, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws, or the activities of the Tetraphase Companies or any other Person relating to Materials of Environmental Concern

(e)    For purposes of this Agreement: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution worker safety, exposure of any individual to Materials of Environmental Concern or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment; and (iii) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.18    Insurance. Each material insurance policy, and each material self-insurance program and arrangement, of the Tetraphase Companies relating to the business, assets and operations of the Tetraphase Companies is in full force and effect. Between December 31, 2018 and the date of this Agreement, none of the Tetraphase Companies have received any written notice (or, to the knowledge of the Company, any other communication) regarding any actual or possible: (a) cancellation or invalidation of any material insurance policy; (b) refusal of any coverage or rejection of any material claim under any material insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy. As of the date of this Agreement, there is no pending workers’ compensation or other claim under or based upon any material insurance policy of any of the Tetraphase Companies involving an amount in excess of $50,000 in any individual case or $150,000 in the aggregate.

2.19    Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, during the period commencing on the date of the Company’s last proxy statement filed with the SEC through the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404(a) of Regulation S-K promulgated by the SEC.

2.20    Legal Proceedings; Orders.

(a)    Except as set forth in Part 2.20(a) of the Company Disclosure Schedule, there is no, as of the date hereof, and there has not been between December 31, 2019 and the date of this Agreement any, pending and served Legal Proceeding, and, to the knowledge of the Company, there is no pending but not served Legal Proceeding and, during such period no Person has threatened in writing or, to the Company’s knowledge, otherwise to commence any material Legal Proceeding: (i) that names any of the Tetraphase Companies, any business of any of the Tetraphase Companies, any of the assets owned, leased or used by any of the Tetraphase Companies or, to the knowledge of the Company, any Company Associate, except as would not be material to the Tetraphase Companies, taken as a whole; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Offer, the Merger or any of the other Contemplated Transactions.

(b)    As of the date of this Agreement, there is no material Order to which any of the Tetraphase Companies, or any of the material assets owned or used by any of the Tetraphase Companies, is subject. To the knowledge of the Company, no officer or other key employee of any of the Tetraphase Companies is subject to any Order that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Tetraphase Companies.

2.21    Government Contracts.

(a)    As of and since December 31, 2019, the Tetraphase Companies have not been party to, and have not incurred any liabilities with respect to, any Government Contracts, nor does any Tetraphase Company have any Government Contract Bids.

(b)    Neither the Tetraphase Companies nor any of their respective owners, officers, directors, or employees, nor to the knowledge of the Company any of its consultants, agents, or representatives (acting in their capacities as such) is as of the date of this Agreement debarred or suspended from doing business with any Governmental Body, or proposed for debarment or suspension, or otherwise ineligible to do business with any Governmental Body.

2.22    Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and, subject to consummation of the Offer, to perform its obligations under this Agreement. The Company Board (at a meeting duly called and held) has: (a) unanimously determined that, as of the date of this Agreement, the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, resolving that the Merger shall be governed by Section 251(h) of the DGCL; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended, as of the date of this Agreement, that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”). Assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.23    Inapplicability of Section 203 of the DGCL. Assuming the accuracy of the representation by Parent and Purchaser set forth in Section 3.9, the Company Board has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement, the Support Agreements, or to the consummation of the Offer, the Merger or any of the other Contemplated Transactions.

2.24    No Vote Required. Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

2.25    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the DGCL, the rules and regulations of the SEC, and the listing requirements of the Nasdaq Global Market, except (i) as set forth in Part 2.25 of the Company Disclosure Schedule or (ii) in the case of clauses (b) through (e) as would not be material to the Tetraphase Companies, taken as a whole, neither (1) the execution, delivery or performance by the Company of this Agreement, (2) the consummation of the Offer, nor (3) the consummation by the Company of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of: any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Tetraphase Companies;

(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Tetraphase Companies, or any of the assets owned or used by any of the Tetraphase Companies, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Tetraphase Companies;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Company Material Contract; (ii) accelerate the maturity or performance of any such Company Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Company Material Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by any of the Tetraphase Companies (except for the Company Permitted Encumbrances).

Except as may be required by the Exchange Act, the DGCL and the listing requirements of the Nasdaq Global Market, none of the Tetraphase Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement by the Company; or (y) the consummation by the Company of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not would not be material to the Tetraphase Companies, taken as a whole.

2.26    Opinion of Financial Advisor. The Company Board has received the opinion dated as of June 3, 2020 of Janney Montgomery Scott LLC (the “Company’s Financial Advisor”), financial advisor to the Company, to the effect that the Offer Price is fair, from a financial point of view, to the common stockholders of the Company. The Company will make available to Parent solely for informational purposes a copy of such fairness opinion promptly following the date of this Agreement.

2.27    Financial Advisor. Except for the Company’s Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Tetraphase Companies. The Company has Made Available to Parent accurate and complete copies of all agreements related to the engagement of the Company’s Financial Advisor.

2.28    Disclosure. None of the information to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Offer Documents will, on the date the Schedule TO is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Offer Documents are first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company in writing for inclusion or incorporation by reference in the Schedule 14D-9 will, on the date the Schedule 14D-9 is filed with the SEC, on the date of any amendment or supplement thereto and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

2.29    Acknowledgement by the Company. The Company is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 3. Such representations and warranties by Parent constitute the sole and exclusive representations and warranties of Parent in connection with the Contemplated Transactions and the Company understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent.

Section 3 Representations and Warranties of Parent and Purchaser

Parent and Purchaser represent and warrant to the Company as follows (it being understood that each representation and warranty contained in this Section 3 is qualified by and subject to: (a) the exceptions and disclosures set forth in the section or subsection of the Parent Disclosure Schedule corresponding to the particular section or subsection in this Section 3 in which such representation and warranty appears; and (b) any exception or disclosure set forth in any other section or subsection of the Parent Disclosure Schedule to the extent it is reasonably apparent on the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty):

3.1    Due Organization; Etc.

(a)    Each of the Parent Companies is a corporation or other Entity duly organized, validly existing and in good standing (or equivalent status) under the laws of the jurisdiction of its incorporation and has all necessary corporate or similar power and authority to conduct its business in the manner in which its business is currently being conducted; except as would not have a Parent Material Adverse Effect.

(b)    Each of the Parent Companies is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect.

3.2    Authority; Binding Nature of Agreement. Parent and Purchaser have the corporate power and authority to enter into and perform their respective obligations under this Agreement and the CVR Agreement. The Parent Board (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement and the CVR Agreement by Parent. Assuming the due authorization, execution and delivery of this

Agreement by the Company and of the CVR Agreement by the Rights Agent, this Agreement constitutes, and the CVR Agreement will constitute, the valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

3.3    Ownership of Company Capital Stock. None of Parent, Purchaser or any of their “affiliates” or “associates” “owns,” or has “owned” in the past three years, any shares of Company Common Stock, as those terms are defined in Section 203 of the DGCL. Terms used in this Section 3.3 will be given the meaning set forth in Section 13 of the Exchange Act and the rules and regulations promulgated thereunder or Section 203 of the DGCL, as the case may be.

3.4    Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which the Parent has been notified or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

3.5    Available Funds. The Parent has, and will at the Acceptance Time and at the Closing have, access to (including under existing credit facilities) all of the funds that are necessary to enable the payment by the Parent or the Purchaser in cash of all amounts required to be paid by the Parent or the Purchaser in connection with the Offer, the Merger and the other Contemplated Transactions, including the payment of the Offer Price for each share of Company Common Stock tendered pursuant to the Offer, the payment of the Offer Price pursuant to the Merger, the payments owing to holders of Company Equity Awards under this Agreement and the payment of all fees and expenses related to or arising out of the Contemplated Transactions.

3.6    Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), except (i) as set forth in Part 3.13 of the Parent Disclosure Schedule, or (ii) in the case of clauses (b) through (e) as would not be material to the Parent Companies as a whole, neither (1) the execution, delivery or performance by the Parent and Purchaser of this Agreement and the CVR Agreement, (2) the consummation of the Offer, nor (3) the consummation by Parent and Purchaser of the Merger or any of the other Contemplated Transactions, would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):

(a)    contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Parent Companies; or

(b)    contravene, conflict with or result in a violation of any Legal Requirement or any Order to which any of the Parent Companies, or any of the assets owned or used by any of the Parent Companies, is subject;

(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries;

(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which Parent or any of its Subsidiaries is a party, or give any Person the right to: (i) declare a default or exercise any remedy under any such Contract; (ii) accelerate the maturity or performance of any such Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of such Contract; or

(e)    result in the imposition or creation of any Encumbrance upon or with respect to any tangible asset owned or used by Parent or any of its Subsidiaries;

except, in the case of clauses (c), (d) or (e), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

None of the Parent Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance by the Parent and Purchaser of this Agreement; or (y) the consummation by the Parent and Purchaser of the Merger or any of the other Contemplated Transactions, except where the failure to make any such filing or give any such notice or to obtain any such Consent would not have a Parent Material Adverse Effect.

3.7    Disclosure. None of the information to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Schedule 14D-9 will, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent in writing for inclusion or incorporation by reference in the Offer Documents will, on the date the Schedule 14D-9 is filed with the SEC and on the date the Schedule 14D-9 is first published, sent or given to holders of shares of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.8    Acknowledgement by Parent. Neither Parent nor Purchaser is relying and neither Parent nor Purchaser has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Section 2. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the Contemplated Transactions and each of Parent and Purchaser understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

3.9    Purchaser. Purchaser was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

Section 4 Certain Covenants of the Parties Regarding Operations During the Pre-Closing Period

4.1    Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the termination of this Agreement in accordance with Section 8 or the Acceptance Time (the “Pre-Closing Period”), subject to applicable Legal Requirements (including attorney-client privilege and work product doctrine) and the terms of any confidentiality restrictions under Contracts of a party as of the date hereof, upon reasonable notice the Company shall, and shall cause its Subsidiaries to: (a) provide the Representatives of Parent with reasonable access during normal business hours to its Representatives and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Entity or any of its Subsidiaries, in each case as reasonably requested by Parent; and (b) provide the Representatives of Parent with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to such Entity and its Subsidiaries as reasonably requested by Parent. During the Pre-Closing Period, the Company and the Parent shall, and shall cause their respective Representatives to, cause their senior officers to meet, upon reasonable notice and during normal business hours, with their respective chief financial officers and other officers responsible for the Company’s and Parent’s financial statements and the internal controls, respectively, to discuss such matters as the Company or Parent may deem necessary or appropriate. Without limiting the generality of any of the foregoing, during the Pre-Closing Period (but subject to applicable Legal Requirements, and except in the case of any document relating to any Acquisition Proposal, Superior Offer or Triggering Event), the Company and Parent shall each promptly provide the other with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Tetraphase Companies or Parent or Purchaser in connection with the Merger or any of the other Contemplated Transactions a reasonable time in advance of the filing or sending of such document in order to permit a review thereof. Nothing herein shall require the Company or Parent to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Legal Requirement or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information without jeopardizing such privilege or contravening such Legal Requirements or binding agreements. All information exchanged pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

4.2    Operation of the Business of the Tetraphase Companies.

(a)    During the Pre-Closing Period, except (1) as set forth in Part 4.2 of the Company Disclosure Schedule, (2) as otherwise contemplated by this Agreement, (3) for any actions taken pursuant to, or in connection with, the AcelRx Merger Agreement, including regarding any litigation or claims in respect of the matters contemplated thereby, or (4) as required by Legal Requirements or by any Company Contract in effect and Made Available to Parent or any other Company Contract not required by this Agreement to be made available to

Parent as of the date of this Agreement or to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed): (i) the Company shall use commercially reasonable efforts to cause each of the Tetraphase Companies to conduct its business and operations in the ordinary course and in accordance in all material respects with past practice and to pay its debt, payables and Taxes when due (including Taxes due in connection with the vesting or settlement of Company RSUs or Company PRSUs pursuant to Section 5.2(a)); and (ii) the Company shall use commercially reasonable efforts to attempt to ensure that each of the Tetraphase Companies preserves intact the material components of its current business organization and maintains its relations and goodwill with all material suppliers, material customers, material licensors and Governmental Bodies.

(b)    During the Pre-Closing Period, except (1) as set forth in Part 4.2 of the Company Disclosure Schedule, (2) as otherwise contemplated by this Agreement, (3) for any actions taken pursuant to, or in connection with, the AcelRx Merger Agreement, including regarding any litigation or claims in respect of the matters contemplated thereby, or (4) as required by Legal Requirements, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that, in the case of a consent requested under Section 4.2(b)(viii), Parent shall be deemed to have given such consent if it does not indicate its withholding of consent in writing to the Company by the third Business Day after the Company so requests such consent by e-mail to the individuals listed on Part 4.2(b) of the Parent Disclosure Schedule)), and the Company shall ensure that each of the other Tetraphase Companies does not (except as otherwise contemplated by this Agreement, as required by Legal Requirements or with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed):

(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than: (A) dividends or distributions between or among any of the Tetraphase Companies to the extent consistent with past practice; (B) pursuant to the Company’s right to repurchase restricted stock held by an employee of the Company upon termination of such employee’s employment; or (C) in connection with the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to the exercise of Company Options, vesting of Company RSUs or settlement of Company PRSUs;

(ii)    sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);

(iii)    amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plans, any provision of any agreement evidencing any outstanding stock option, any restricted stock unit grant, or performance-based vesting restricted stock unit grant, or otherwise modify any of the terms of any outstanding option, restricted stock unit, warrant or other security or any related Contract;

(iv)    subject to the provisions of Section 4.4(g) amend, terminate or grant any waiver under any standstill agreements;

(v)    amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents;

(vi)    (A) acquire any equity interest or other interest in any other Entity; (B) form any Subsidiary; (C) effect or become a party to, or adopt a plan of complete or partial liquidation, dissolution, business combination, amalgamation, merger, consolidation, employee restructuring, recapitalization, other reorganization of the Tetraphase Companies, or any share exchange, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(vii)    make any capital expenditure (except that the Tetraphase Companies may make any capital expenditure that: (A) is provided for in the Company’s budget Made Available to Parent prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of the Tetraphase Companies since the date of this Agreement but not provided for in the Company’s budget delivered or Made Available to Parent prior to the date of this Agreement, does not exceed $50,000 in the aggregate);

(viii)    (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Material Contract or any other Contract that would be a Company Material Contract had it been in effect on the date hereof; or (B) amend, terminate, or waive any material right or remedy under, any Company Material Contract, other than termination thereof upon the expiration of any such Contract in accordance with its terms or if permitted by the terms of such Company Material Contract, upon a material breach thereof by the counterparty thereto;

(ix)    acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business consistent in all material respects with past practice; or (B) that are immaterial to the business of the Tetraphase Companies, taken as a whole);

(x)    make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Company Permitted Encumbrances and Encumbrances that do not materially detract from the value of such assets or that do not materially impair the operations of any of the Tetraphase Companies (taken as a whole);

(xi)    lend money to any Person (other than intercompany indebtedness and routine travel and business expense advances made to directors or employees, in each case in the ordinary course of business), or, except in the ordinary course of business consistent in all material respects with past practice, incur or guarantee any indebtedness;

(xii)    establish, adopt, enter into any new, amend, terminate or take any action to accelerate rights or payments under, or exercise discretion with respect to performance under, any Company Employee Plan or Company Employee Agreement (except entering into customary releases with departing employees in accordance with the personnel plan agreed by the parties prior to the date of this Agreement), pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property), any other similar payment (including severance, change of control or termination payments) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may amend the Company Employee Plans to the extent required by applicable Legal Requirements or Sections 5.2 or 5.3 hereof; and (B) may make payments and provide such benefits in accordance with Company Employee Agreements and Company Employee Plans existing on the date of this Agreement);

(xiii)    hire any employee;

(xiv)    other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any respect;

(xv)    make, change or revoke any material election in respect of Taxes, amend any material Tax Return, adopt or change any material accounting method in respect of Taxes, settle or compromise any material governmental proceeding with respect to Taxes, surrender any right or claim of a material refund of Tax, request any Tax ruling, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of other applicable Legal Requirement), enter into any Tax sharing or similar Contract or arrangement, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than in the ordinary course of an audit);

(xvi)    commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business consistent in all material respects with past practice involving only claims for monetary damages of not more than $200,000 in the aggregate; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit could result in a material impairment of a valuable aspect of its business (provided that the Company consults with Parent and considers the views and comments of Parent with respect to such Legal Proceedings prior to commencement thereof); or (C) in connection with the Contemplated Transactions or a breach of this Agreement or the other agreements listed in the definition of “Contemplated Transactions;”

(xvii)    settle any material Legal Proceeding, other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Tetraphase Companies of the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings on the Company Audited Balance Sheet; (B) that results solely in monetary obligation involving only the payment of monies by the Tetraphase Companies of not more than $50,000 in the aggregate; or (C) pursuant to or otherwise in accordance with Section 5.10;

(xviii)    enter into any Contract covering any Company Employee, or make any payment to any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in connection with the Contemplated Transactions;

(xix)    recognize, or enter into, any collective bargaining agreement or any other Contract or other agreement with any labor organization, except as otherwise required by applicable Legal Requirements and after advance notice to Parent; or

(xx)    agree or commit to take any of the actions described in clauses “(i)” through “(xix)” of this Section 4.2(b).

(c)    During the Pre-Closing Period, the Company shall promptly notify Parent in writing upon obtaining Company knowledge of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the Offer Conditions prior to the End Date impossible or that has had a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing upon obtaining Company knowledge of any claim asserted or Legal Proceeding commenced, or, to the Company’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d)    During the Pre-Closing Period, upon request by Parent, the Company shall provide an unaudited report setting forth the Company’s estimate of the Company Net Cash expected at Closing which shall be delivered within 30 days after the end of each such full calendar month during the Pre-Closing Period, or such longer periods as the parties may agree to in writing.

(e)    During the Pre-Closing Period, Parent shall promptly notify the Company in writing upon obtaining Parent knowledge of any event, condition, fact or circumstance that would reasonably be expected to make the satisfaction of any of the Offer Conditions prior to the End Date impossible or that has had a Parent Material Adverse Effect. Without limiting the generality of the foregoing, Parent shall promptly advise the Company in writing upon obtaining Parent knowledge of any claim asserted or Legal Proceeding commenced, or, to the Parent’s knowledge, either: (A) with respect to a Governmental Body, overtly threatened; or (B) with respect to any other Person, threatened in writing, in each case against, relating to or involving any of the Contemplated Transactions. No notification given to the Company pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

(f)    The Company agrees that, for the avoidance of doubt, its obligations to use commercially reasonable efforts to cause each of the Tetraphase Companies to conduct its business in the ordinary course during the Pre-Closing Period will, with respect to the Master Manufacturing Services Agreement between the Company and Patheon UK Limited, dated June 14, 2017, include using commercially reasonable efforts to continue to adhere, in all material respects, to the Company’s current forecasting practice as opposed to any other forecasting practice.

4.3    Conduct of Business by the Parent and the Purchaser Pending the Merger. Except as otherwise expressly contemplated or permitted by this Agreement or as required by applicable law, during the Pre-Closing Period, (a) neither the Parent nor the Purchaser shall, directly or indirectly, without the prior consent of the Company (not to be unreasonably withheld, delayed or conditioned), take or cause to be taken any action that would be reasonably expected to have a Parent Material Adverse Effect and (b) the Purchaser shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other Contemplated Transactions.

4.4    No Solicitation.

(a)    For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) contains provisions as to confidentiality that are materially no less favorable to the Company than those contained in the Confidentiality Agreement and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.4 or Section 5.1(b) or Section 5.1(c) or otherwise prohibit the Company from complying with its obligations under this Section 4.4 or Section 5.1(b) or Section 5.1(c).

(b)    The Company shall (and shall cause the other Tetraphase Companies to) and shall direct their Representatives to immediately cease any solicitation, discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal. Except as permitted by this Section 4.4 or Section 5.1, until the Specified Time the Company shall not, and shall cause each other Tetraphase Company and cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (iii) adopt any resolution for the purpose of exempting any Person (other than Parent and its Subsidiaries) from the restriction on “business combinations” or any similar provision contained in applicable Anti-Takeover Law or the Company’s organizational or other governing documents.

(c)    The Company shall, and shall cause the other Tetraphase Companies and direct its and their Representatives to, promptly (but in no event later than within five Business Days of the date of this Agreement), request the return from, or destruction by, all third parties of all non-public information previously furnished or made available to such parties by or on behalf of the Tetraphase Companies relating to any possible Acquisition Proposal within six months prior to the date of this Agreement (and the Company shall use commercially reasonable efforts to have such information returned or destroyed) and on the date of this Agreement terminate all physical and electronic data room access previously granted to any such party or its Representatives.

(d)    Notwithstanding anything else in this Agreement to the contrary, if at any time on or after the date hereof and prior to the Specified Time, any Tetraphase Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date hereof (and has not been withdrawn) and did not result from any material breach of Section 5.1(b) or 5.1(c) or Section 4.4(b), if the Company Board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Offer and that failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) to the Person or group of Persons who has made such Acquisition Proposal (provided that the Company shall provide to Parent (substantially concurrently with providing access to any such other Person) any such non-public information that is provided to any Person given such access which was not previously made available to Parent or its Representatives), and (y) engage in, continue (subject to Section 4.4(c)) or otherwise participate in discussions or negotiations (including the solicitation of revised Acquisition Proposals) (and waive such Person’s noncompliance with provisions of any “standstill” agreement to the extent (but only to the extent) necessary to permit such discussions) with the Person or group of Persons making such Acquisition Proposal and its or their Representatives.

(e)    The Company shall (i) promptly (and in any event within one Business Day) notify Parent orally and in writing of any Acquisition Proposal that is received by any Tetraphase Company or any of its Representatives, (ii) provide to Parent the identity of the Person making or submitting such Acquisition Proposal, a copy of any written Acquisition Proposal (and any other written material provided by such Person with respect to such Acquisition Proposal to the extent setting forth a material clarification to the material terms and conditions thereof) from such Person and a summary of the material terms and conditions of any such Acquisition Proposal that is presented orally, and (iii) keep Parent reasonably informed of any material developments regarding any such Acquisition Proposal on a reasonably prompt basis, including by providing reasonably prompt (and in any event within one Business Day) notice of all material amendments or modifications thereto and a copy of any final definitive agreement in respect of such Acquisition Proposal the Company would be prepared to execute, subject to the terms and conditions of this Agreement. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 4.4.

(f)    Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable Legal Requirements or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that (1) any such disclosure or position described in this paragraph (f) shall not be deemed to be a Company Adverse Change in Recommendation in and of itself and shall not in and of itself require the giving of any Determination Notice, and (2) this Section 4.4(f) shall not permit the Company Board to make a Company Adverse Change in Recommendation except to the extent expressly permitted by, and in accordance with, Section 5.1(b) and 5.1(c).

(g)    The Company (other than as permitted under Section 4.4(d)) (i) agrees that it will not, and it shall ensure that none of the other Tetraphase Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which any of the Tetraphase Companies is or becomes a party or under which any of the Tetraphase Companies has or acquires any rights and (ii) will use its reasonable best efforts to enforce or cause to be enforced each such agreement or provision.

(h)    The Company agrees that in the event that any Tetraphase Company or any Representative of any Tetraphase Company takes any action which, if taken by the Company, would constitute a breach of this Section 4.4, the Company shall be deemed to be in breach of this Section 4.4.

Section 5 Additional Covenants of the Parties

5.1    Company Recommendation

(a)    Until the Specified Time, neither the Company Board nor any committee thereof shall (1) (A) withhold, withdraw, qualify or modify in a manner adverse to Parent, or resolve to or publicly propose to withhold, withdraw, qualify, or modify in a manner adverse to Parent, the Company Board Recommendation, (B) remove the Company Board Recommendation from or fail to include the Company Board Recommendation in the Schedule 14D-9 or (C) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Company Adverse Change in Recommendation”) or (2) adopt, approve, recommend, submit to stockholders or declare advisable, or propose to adopt, approve, recommend, submit to stockholders or declare advisable, or allow any Tetraphase Company to execute or enter into any letter of intent (whether or not binding), term sheet, merger agreement, acquisition agreement, option agreement, agreement in principle or similar agreement providing for any Acquisition Proposal, or requiring the Company to abandon, terminate, delay or fail to consummate the Contemplated Transactions (other than an Acceptable Confidentiality Agreement) (any such Contract, an “Alternative Acquisition Agreement”).

(b)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Specified Time:

(i)    if the Company has received a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.4(b), (c), (d) or (e)) from any Person that has not been withdrawn and after consultation with outside legal counsel and independent financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer, (x) the Company Board may make a Company Adverse Change in Recommendation, and/or (y) the Company may terminate this Agreement to substantially concurrently therewith enter into a Specified Agreement with respect to such Superior Offer and pay the Termination Fee pursuant to Section 8.3, in each case if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent prior written notice of its intention to consider making a Company Adverse Change in Recommendation or terminate this Agreement pursuant to Section 8.1(f) at least four Business Days prior to making any such Company Adverse Change in Recommendation or termination (a “Determination Notice”) (which notice shall not in and of itself constitute a Company Adverse Change in Recommendation or a termination of this Agreement); and (C) (1) the Company shall have made available to Parent the identity of the offeror, a summary of the material terms and conditions of the Acquisition Proposal and copies of all written materials and other documents required by Section 4.4(e), (2) the Company shall have given Parent the four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any (provided, that Parent may revise such offer or proposal in response to any revisions to a Superior Offer), (3) after considering any such revised proposal from Parent, including whether such proposal was a written, binding and irrevocable offer, and the results of any such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined in good faith that such Acquisition Proposal is a Superior Offer and that the failure to make the Company Adverse Change in Recommendation and/or terminate this Agreement pursuant to Section 8.1(f) could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements and (4) if the Company intends to terminate this Agreement to enter into a Specified Agreement, the Company shall have complied with Section 8.1(f). The provisions of this Section 5.1(b)(i) shall also apply to any material amendment (which shall include any revision to the amount, form or mix of consideration the Company’s stockholder would receive) to any Acquisition Proposal and require a new Determination Notice, except that, in the case of material amendments to any Acquisition Proposal, the references to four Business Days shall be deemed to be two Business Days; or

(ii)    other than in connection with a Superior Offer (which shall be subject to Section 5.1(b)(i)), the Company Board may make a Company Adverse Change in Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (B) the Company shall have given Parent a Determination Notice at least four Business Days prior to making any such Company Adverse Change in Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail including a summary of the material facts and circumstances involved in such Change in Circumstance, (2) the Company shall have given Parent the four Business Days after the Determination Notice to propose revisions to the terms of this Agreement or make other proposals and shall have made available its Representatives to negotiate with Parent with respect to such proposed revisions or other proposal, if any, such that the applicable Change in Circumstance would no longer necessitate a Company Adverse Change in Recommendation under this Section 5.1(b), and (3) after considering any such proposal, including whether such proposal was a written, binding and irrevocable offer, and the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel and its independent financial advisors, the Company Board shall have determined in good faith that the failure to make the Company Adverse Change in Recommendation could reasonably be expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements. The provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that, in the case of material changes to any facts and circumstances relating to such Change in Circumstance, the references to four Business Days shall be deemed to be two Business Days.

(c)    The Company shall ensure that any withdrawal or modification of the Company Board Recommendation does not have the effect of causing any corporate takeover law of the State of Delaware or any other state to be applicable to this Agreement or any of the Support Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

5.2    Warrants, Stock Options, RSUs, PRSUs and Company ESPP.

(a)    Treatment of Company Stock Options, RSUs and PRSUs.

(i)    All Company Options, whether vested or unvested, will terminate at the Effective Time and will be of no further force and effect.

(ii)    Effective as of immediately prior to the Effective Time, each Company RSU and Company PRSU that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU or Company PRSU, as applicable, multiplied by (ii) the Offer Price, without any interest thereon and subject to applicable withholding.

(b)    At the Effective Time, Parent may (if Parent determines that it desires to do so) assume any or all of the Company Option Plans.

(c)    Prior to the Effective Time, the Company shall satisfy all of its notification requirements under the terms of each outstanding and unexercised Company Warrant. The Company Warrants shall each be treated in accordance with their terms, or as modified in any applicable Company Stockholder Voting Agreement or any exchange agreement entered into with an applicable holder of Company Warrants on the date hereof.

(d)    Prior to the Effective Time, the Company shall take all action to terminate the Company ESPP (including the six month offering period under the Company ESPP that commenced on November 15, 2019) in accordance with Section 18 of the Company ESPP with any payroll deductions accumulated through the date of such Company ESPP termination being returned to the plan participants and with no shares of Company Common Stock being purchased under the Company ESPP after the date hereof.

5.3    Employee Benefits.

(a)    Parent agrees that, subject to any commercially reasonable transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements, all employees of the Tetraphase Companies who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation, 401(k) plans, and other employee benefit plans and perquisites to substantially the same extent as similarly situated employees of Parent; provided that until the date that is six months following the Closing Date, Parent shall, and shall cause its Subsidiaries (including the Surviving Corporation) to, provide each Continuing Employee with, as applicable, (i) a rate of salary, bonus opportunity and commission opportunity payable or otherwise provided to such Continuing Employee that is substantially comparable in the aggregate to that provided to such Continuing Employee immediately prior to the Effective Time, and (ii) severance and similar benefits that are no less favorable than the severance and similar benefits provided to the applicable employees of the Company as of the date hereof, as set forth on Section 5.3(a) of the Company Disclosure Schedule.

(b)    Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons to the extent of their respective rights pursuant to Section 5.4, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement.

(c)    If requested by Parent at least five days prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, such approval not to be unreasonably withheld, conditioned or delayed).

(d)    With respect to each “employee benefit plan” as defined in Section 3(3) of ERISA and each vacation or paid time off and severance plan (that is not an “employee benefit plan” as defined in Section 3(3) of ERISA) maintained by Parent or any Subsidiary of Parent (collectively, the “Parent Benefit Plans”) in which any Continuing Employee will participate after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Employees with the Company or a Subsidiary, as the case may be, for purposes of eligibility, vesting and participation (but not for purposes of benefit accrual other than with respect to vacation, paid time off, or severance), in any such Parent Benefit Plan to the extent such service was credited under the applicable Company Employee Plan or Company policy. In addition, and subject to the concurrence of any third-party insurers, Parent shall use commercially reasonable efforts to or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, other than preexisting condition limitations, exclusions or waiting periods that are already in effect with respect to such Continuing Employees and that have not been satisfied or waived as of the Effective Time under any welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time; and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plan that is a welfare plan in which such Continuing Employees may be eligible to participate after the Effective Time.

5.4    Indemnification of Officers and Directors.

(a)    Parent shall cause all rights to indemnification, advancement of expenses and exculpation from liabilities by the Company or its Subsidiaries existing in favor of those Persons who are current or former directors or officers of the Company or its Subsidiaries at or prior to the Acceptance Time (the “Indemnified Persons”) for their acts and omissions as directors and officers, employees or agents of the Company or its Subsidiaries occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in any indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) identified in Part 2.10(a)(viii) of the Company Disclosure Schedule, to survive the Merger and be observed and performed by the Surviving Corporation and any applicable Subsidiaries to the fullest extent permitted by Delaware law for a period of six years from the Closing Date, which provisions governing such rights shall not be amended, repealed, abrogated or otherwise modified in any manner that would adversely affect any Indemnified Persons.

Parent shall, for a period of six years from the Closing Date, cause the certificate of incorporation and bylaws (or comparable organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Persons as are presently set forth in the certificate of incorporation and bylaws of the Company and such Subsidiaries, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any Person benefited by such provisions without such person’s prior written consent. Parent guarantees the full and timely performance of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.4(a).

(b)    From the Acceptance Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered or Made Available by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”), to the extent that, with respect to such Indemnified Persons, such policies are fully prepaid; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a fully prepaid policy or policies of comparable coverage or purchase, at the Company’s expense, a six year “tail policy” for the Existing D&O Policy (the “D&O Tail Policy”); and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any D&O Tail Policy) in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Maximum Premium”); provided, that the Company may, at its sole option, purchase a D&O Tail Policy prior to the Acceptance Time. In the event any future annual premiums for the Existing D&O Policy (or any D&O Tail Policy) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any D&O Tail Policy) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c)    In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.4.

(d)    The provisions of this Section 5.4 shall survive the consummation of the Merger and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.5    Regulatory Approvals and Related Matters.

(a)    Each party shall cooperate with each other party and shall use reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any information reasonably requested by any Governmental Body. Each of the Company and Parent shall give the other party prompt notice upon becoming aware of the commencement or known threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, keep the other party reasonably informed as to the status of any such Legal Proceeding or threat, and in connection with any such Legal Proceeding, each of the Company or Parent will permit authorized representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

(b)    Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions (provided, that in no event shall Parent, Purchaser, the Company or any of its Subsidiaries be required to pay any monies or agree to any material undertaking in connection with the foregoing); and (iii) shall use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

5.6    Disclosure. Parent and the Company shall consult with each other before issuing any press release(s) or otherwise making any public statement or making any announcement to Company Associates (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Contemplated Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other party’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Documents, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party but subject, to the extent practical, to giving advance notice to the other party and giving due consideration to comments from the other party, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement and (c) no party need consult with the other parties in connection with any press release, public statement or filing to be issued or made pursuant to or in connection with Section 4.4(f) or in connection with any Acquisition Proposal, Superior Offer or Company Adverse Change in Recommendation; provided that nothing in this Section 5.6 limits or otherwise modifies the Company’s obligations under Section 1.3(b), Section 4.4, Section 5.1(a) or Section 5.1(b).

5.7    Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Tetraphase Companies.

5.8    Section 16 Matters. Subject to the following sentence, prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) under the Exchange Act.

5.9    Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and, after the Effective Time, the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Contemplated Transactions upon the terms and subject to the conditions set forth in this Agreement. Notwithstanding any other provision of this Agreement, neither Parent nor Purchaser shall have any obligation to commence any litigation against any Person in connection with the AcelRx Merger Agreement.

5.10    Certain Litigation. In the event that any litigation related to (i) this Agreement and/or the Contemplated Transactions or (ii) the AcelRx Merger Agreement and/or the transactions contemplated thereby, is brought by, or threatened in writing by, any Person against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense of any such litigation; provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to such litigation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle, offer to settle, or enter into any negotiations or agreements with respect to the settlement or potential settlement of any such litigation without the prior written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed (provided that, with respect solely to any litigation referred to in clause (i) of this Section 5.10, Parent shall not withhold its consent if the settlement involves (a) solely the payment of an aggregate amount not to exceed $400,000 and supplemental disclosure (provided, further that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release from the named plaintiff(s) of all defendants in respect of all disclosure claims then pending relating to this Agreement and the Contemplated Transactions, (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement and the Contemplated Transactions) and (f) no restrictions on the Company’s ability to conduct its business following the Closing. Each of the Parent and the Company shall notify the other promptly of the commencement, or commencement threatened in writing, of any such litigation of which it has received notice.

5.11    Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable (to the extent that such actions can reasonably be taken prior to the Effective Time) on its part under applicable laws and rules and policies of the Nasdaq Global Select Market to enable the delisting by the Surviving Corporation of the shares of Company Common Stock from the Nasdaq Global Select Market and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12    State Takeover Laws. If any Anti-Takeover Law is or may become applicable to any of the transactions contemplated by this Agreement or the CVR Agreement, the Company, the Company Board, Parent and Purchaser, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate the effects of any such statute or regulation on such transactions.

5.13    Pediatric Trial Waiver. The Company shall, prior to the Closing, in good faith request from the FDA a full waiver under 21 USC 355c(a)(5)(A) of pediatric studies 3472-1 and 3472 from the FDA approval letter dated August 27, 2019 of NDA 21109.

5.14    Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s and Purchaser’s obligations arising under, or in connection with, this Agreement, the CVR Agreement and the transactions contemplated hereby and thereby (which obligations with respect to the CVR Agreement are limited as provided in the Guarantee) (the “Guarantee”). The Guarantee is in full force and effect, and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms except as enforceability may be limited by the Enforceability Exceptions, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantors under the Guarantee.

Section 6 Conditions Precedent to Obligations of Each Party to Consummate the Merger

The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1    Completion of the Offer. Completion of the Offer. The Parent or the Purchaser shall have irrevocably accepted for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer.

6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

Section 7 [Reserved.]

Section 8 Termination

8.1    Termination. This Agreement may be terminated (with respect to Section 8.1(b) through (i), by written notice by the terminating party to the other party, with termination by Parent also being an effective termination by Purchaser) prior to the Acceptance Time:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting or making illegal the acceptance of Shares in the Offer or the Merger; provided that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such final and nonappealable Order results primarily from the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Acceptance Time;

(c)    by either Parent or the Company (A) if the Acceptance Time shall not have occurred on or before midnight Eastern Time on the End Date; or (B) the Offer shall have expired or been terminated in accordance with its terms without Purchaser having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B);

(d)    by Parent (at any time prior to the Acceptance Time) if, whether or not permitted to do so: (i) the Company Board or any committee thereof shall have made a Company Adverse Change in Recommendation; (ii) the Company, Company Board or any committee thereof shall have adopted, approved, recommended, submitted to stockholders, declared advisable, executed or entered into (or resolved, determined or proposed to adopt, approve, recommend, submit to stockholders, declare advisable, execute or enter into) any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.4 or Section 5.1); (iii) following the public disclosure of an Acquisition Proposal (other than a tender or exchange offer which is the subject of clause (iv) below), the Company Board fails to publicly reaffirm the Company Board Recommendation within five Business Days after Parent so requests in writing (provided that Parent may only make such request on two occasions); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or a Parent Affiliate) and the Company Board shall have recommended that the stockholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 4.4 or Section 5.1(a) or Section 5.1(b); or (vi) other than in connection with an Acquisition Proposal, the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within five Business Days after Parent so requests in writing (provided that Parent may only make such request on two occasions) (each of the foregoing “Triggering Event”); provided, that any such termination under this paragraph (d) must occur within 10 Business Days of the applicable Triggering Event;

(e)    [Reserved.];

(f)    by the Company (at any time prior to the Acceptance Time) in order to, substantially concurrent with such termination, enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer (a “Specified Agreement”), which right may be exercised if, and only if: (i) the Company has not materially breached the requirements of Section 4.4 or Section 5.1(a) or Section 5.1(b) with respect to such Superior Offer, (ii) the Company Board shall have authorized the Company to enter into such Specified Agreement and (iii) substantially concurrently with such termination, the Company pays the Termination Fee as provided in Section 8.3(b);

(g)    by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate such that the Offer Conditions set forth in clause (e) in Exhibit E would not be satisfied; or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the Offer Condition set forth in clause (d) would not be satisfied; provided, however, that, (A) for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is capable of being cured by the End Date, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach, and (B) Parent may not terminate under this paragraph (g) if the Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(h)    by the Company if: (i) if any representation or warranty contained in this Agreement on the part of Parent or Purchaser shall be inaccurate, or the failure to perform any covenant or obligation in this Agreement on the part of Parent or Purchaser shall have occurred, in each case, if such inaccuracy or failure to perform would reasonably be expected to prevent, delay or impair Parent or Purchaser from consummating any of the Contemplated Transactions or would otherwise have, or would be reasonably likely to have, a Parent Material Adverse Effect; provided, however, that, (A) for purposes of this paragraph (h), if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is capable of being cured by the End Date, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach, and (B) the Company may not terminate under this paragraph (h) if the Company is then in material breach of any of its representations, warranties, covenants or obligations under this Agreement; or

(i)    by the Company (A) if the Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the time period specified in Section 1.1; provided that the Company is not then in material breach of Section 1.1(c) or Section 1.2 or (B) if the Purchaser shall have failed to irrevocably accept for purchase all shares of Company Common Stock validly tendered (and not validly withdrawn) within two (2) Business Days of the expiration of the Offer (as it may be extended in accordance with the terms of this Agreement) and as of such expiration, all of the Offer Conditions have been satisfied or waived.

8.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be of no further force or effect and there shall be no liability on the part of Parent, Purchaser or the Company or their respective Representatives, stockholders and affiliates following any such termination; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the termination of this Agreement shall not relieve any party from any liability for intentional common law fraud or the Company’s Willful Breach of Section 4.2(b)(iv) by entering into or otherwise initiating bankruptcy proceedings. Nothing shall limit or prevent any party from exercising, prior to any termination of this Agreement, any rights it may have to specific performance under Section 9.5 in lieu of terminating this Agreement pursuant to Section 8.1.

8.3    Expenses; Termination Fee.

(a)    Except as set forth in this Section 8.3, all Transaction Expenses shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing, printing and mailing of the Offer Documents and any amendments or supplements thereto.

(b)    If this Agreement is terminated:

(i)    by the Company pursuant to Section 8.1(f);

(ii)    by Parent pursuant to Section 8.1(d); or

(iii)    by Parent or the Company pursuant to Section 8.1(c) or Section 8.1(e) or by Parent pursuant to Section 8.1(g), and: (A) any Person shall have publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless withdrawn prior to such termination); and (B) within 12 months of such termination the Company shall have consummated an Acquisition Proposal or shall have entered into a definitive agreement with respect to any Acquisition Proposal that is thereafter consummated (provided that for purposes of this clause (B) the references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”), then, in any such event under clause “(i)”, “(ii)” or “(iii)” of this Section 8.3(b), the Company shall pay to Parent the Termination Fee by wire transfer of same day funds (x) in the case of Section 8.3(b)(i), prior to or concurrently with the termination of this Agreement and execution of the Specified Agreement, (y) in the case of Section 8.3(b)(ii), within two Business Days after such termination or (z) in the case of Section 8.3(b)(iii), two Business Days after consummation of the Acquisition Proposal referred to in subclause (iii)(B) above; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” means a cash amount equal to $1,150,000. In the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Parent, the Purchaser, any Parent Affiliates or any other Person in connection with this Agreement (and the termination hereof) or the Contemplated Transactions (and the abandonment thereof), or any matter forming the basis for such termination, and none of the Parent, the Purchaser, any Parent Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Company Affiliates or any Representative of the Company or any Company Affiliates arising out of this Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination; provided, however, that nothing in this Section 8.3(b) shall relieve any party from any liability for intentional common law fraud.

(c)    If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), the Company shall reimburse Parent promptly upon demand (but in any event within two Business Days after the date of such demand), by wire transfer of same day funds, any Transaction Expenses (including disbursements and fees of outside legal counsel and outside strategic advisors) incurred by Parent in connection with this Agreement or the Contemplated Transactions (“Parent Expenses”); provided that the Parent Expenses shall not exceed $200,000.

(d)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Contemplated Transactions and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented fees of outside legal counsel) in connection with such suit, together with interest on such amount and the Termination Fee or Parent Expenses at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made, plus 2% per annum, through the date such payment was actually received.

Section 9 Miscellaneous Provisions

9.1    Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that: (a) after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders; and (b) no amendment shall be made which by law requires further approval of Parent’s stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2    Waiver.

(a)    Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Acceptance Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement.

(b)    No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(c)    No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3    No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.4    Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein (including the CVR Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that except as otherwise set forth in this Agreement, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that no provision in this Agreement or in the Confidentiality Agreement shall limit any party’s rights or remedies in the case of intentional common law fraud). This Agreement may be executed in separate counterparts (including by facsimile or by an electronic scan, including portable document format (.pdf) delivered by electronic mail), each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by other electronic delivery shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5    Applicable Law; Jurisdiction; Specific Performance; Remedies. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Legal Requirements or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy.

9.6    Disclosure Schedules. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2. The Parent Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 3. The Company Disclosure Schedule and Parent Disclosure Schedule shall each be delivered as of the date hereof, and no amendments or modifications thereto shall be made. Any purported update or modification to the Company Disclosure Schedule or Parent Disclosure Schedule after the date hereof shall be disregarded. The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or Parent Material Adverse Effect, or is outside the ordinary course of business.

9.7    [Intentionally Omitted].

9.8    Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 5.4 and (ii) after the Effective Time, with respect to the payment of consideration to holders of Company Common Stock pursuant to Section 1 hereof.

9.9    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as Federal Express), one Business Day after mailing; (c) if sent by facsimile transmission or e-mail before 5:00 p.m. Eastern Time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m. Eastern Time and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the physical address or facsimile number set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Purchaser:

Melinta Therapeutics, Inc.

44 Whippany Rd, Suite 280,

Morristown, New Jersey 07960

Attention: Jennifer Sanfilippo

E-mail: jsanfilippo@melinta.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention: Samuel Waxman

Attention: David Shine

Email: samuelwaxman@paulhastings.com

Email: davidshine@paulhastings.com

if to the Company:

Tetraphase Pharmaceuticals, Inc.

480 Arsenal Way

Watertown, Massachusetts 02472

Attention: Larry Edwards

E-Mail: ledwards@tphase.com

Facsimile: (617) 926-3557

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Tel: (617) 526-6000

Attention:    Hal J. Leibowitz, Esq.;

 Stuart Falber, Esq.;

 Christopher D. Barnstable-Brown, Esq.

 E-Mail: hal.leibowitz@wilmerhale.com;

 stuart.falber@wilmerhale.com;

 chris.barnstable-brown@wilmerhale.com

Facsimile:    (617) 526-5000

9.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.11    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)    The phrases “currently conducted” and “currently being conducted” means conducted on the date of this Agreement.

(g)    The term “material” as used in Section 2 or Section 3 of this Agreement (and in the related definitions set forth in Exhibit A) means material to the Tetraphase Companies taken as a whole, or the Parent Companies taken as a whole, as applicable.

(h)    References to the “date hereof” refer to the date set forth in the initial caption of this Agreement.

(i)    Any payment to be made pursuant hereto shall be made in U.S. dollars and by wire transfer of immediately available funds.

9.12    Parent Guarantee. Parent agrees to take all action necessary to cause the Purchaser or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by the Purchaser or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Purchaser or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against the Purchaser or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 9.12. The Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of the Purchaser or the Surviving Corporation under this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MELINTA THERAPEUTICS, INC.

By:	/s/ Jennifer Sanfilippo
Name:	Jennifer Sanfilippo
Title:	Interim Chief Executive Officer

TORONTO TRANSACTION CORP.

By:	/s/ Jennifer Sanfilippo
Name:	Jennifer Sanfilippo
Title:	Interim Chief Executive Officer

TETRAPHASE PHARMACEUTICALS, INC.

By:	/s/ Larry Edwards
Name:	Larry Edwards
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Purchaser) for an Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the Contemplated Transactions) for:

(a)    any acquisition or purchase from any Tetraphase Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a 15% beneficial or record interest in the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company, including pursuant to a stock purchase, merger, consolidation, tender offer, share exchange or other transaction involving the Company or any of its Subsidiaries;

(b)    any tender offer (including self-tender) or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) owning (beneficially or on record) more than 15% of the total outstanding voting securities of any class (or instruments convertible into or exercisable or exchangeable for more than 15% of any such class) of the Company;

(c)    any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization or other similar transaction for more than 15% of the voting securities of the Company or the consolidated assets of the Tetraphase Companies, taken as a whole;

(d)    any sale, lease, exchange, transfer, exclusive license or disposition, in each case, other than in the ordinary course of business, of more than 15% of the consolidated assets of the Tetraphase Companies, taken as a whole (measured by the lesser of book or fair market value thereof); or

(e)    any combination of the foregoing.

Anti-Takeover Law. “Anti-Takeover Law” shall mean all “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Legal Requirement.

Black-Scholes Warrants. “Black-Scholes Warrants” means those certain Company Warrants sold pursuant to that certain (a) Securities Purchase Agreement, dated as of October 29, 2019, among the Company and the purchaser identified therein, (b) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein and (c) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein, in each case other than the Pre-Funded Warrants.

Business Day. A “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which commercial banking institutions are authorized or required by applicable Legal Requirements to be closed in Boston, Massachusetts or New York, New York.

Cash and Cash Equivalents. “Cash and Cash Equivalents” shall mean all cash and cash equivalents determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, and/or the Company Audited Balance Sheet, including, for the avoidance of doubt, any cash deposits or similar amounts with respect to the Company’s credit card program.

Cash Consideration. “Cash Consideration” shall mean $1.79 in cash per Share, without interest, and subject to deduction for Taxes pursuant to Section 1.12; provided that if the Company Net Cash is less than the Target Net Cash, Cash Consideration shall mean: (a) Residual Equity Value, divided by (b) the Reference Company Fully Diluted Shares. For the avoidance of doubt, the foregoing may only decrease Cash Consideration, and not increase it.

Change in Circumstance. “Change in Circumstance” shall mean any material event, development or change in circumstances with respect to the Tetraphase Companies that (a) was neither known to, nor was reasonably foreseeable by, the Company Board on or prior to the date of this Agreement and (b) does not relate to an Acquisition Proposal.

Code. “Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Tetraphase Companies within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former officer, employee, independent contractor, consultant or director, of or to any of the Tetraphase Companies.

Company Audited Balance Sheet. “Company Audited Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2019 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Company Board. “Company Board” shall mean the Company’s board of directors.

Company Capitalization Representations. “Company Capitalization Representations” shall mean the representations and warranties set forth in Sections 2.3(a) (the first sentence only), 2.3(c) and 2.3(f).

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

2

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Tetraphase Companies is a party; and (b) by which any of the Tetraphase Companies is bound or under which any of the Tetraphase Companies has any express right or obligation.

Company Designated Representations. “Company Designated Representations” shall mean the representations and warranties set forth in Sections 2.1, 2.22, 2.24 and 2.27.

Company Disclosure Schedule. “Company Disclosure Schedule” shall mean the Company Disclosure Schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

Company Employee. “Company Employee” shall mean any officer or other employee of any of the Tetraphase Companies.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, bonus, transaction bonus, consulting, separation, relocation, repatriation or expatriation agreement or other similar Contract between: (a) any of the Tetraphase Companies; and (b) any current or former Company Associate.

Company Employee Plan. “Company Employee Plan” shall mean each Company Employee Agreement and each other plan, program, policy, practice or Contract providing for compensation, including bonus or other incentive compensation, stock purchase, stock option and other equity compensation, severance or other termination benefits, deferred compensation, salary continuation, supplemental unemployment compensation, employee loan, retention or change in control benefits, transaction bonus, tax gross-up, relocation, expatriation, repatriation, hospitalization, medical, health, or life insurance coverage (including any self-insured arrangements), commission, death or disability benefits, employee assistance program, workers’ compensation, fringe benefits, sick pay, paid time off, vacation pay, profit sharing, retirement benefits or other similar benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by any of the Tetraphase Companies or any Company Affiliate for the benefit of any Company Associate; or (b) with respect to which any of the Tetraphase Companies or any Company Affiliate has or may incur or become subject to any liability or obligation.

Company Equity Award. “Company Equity Award” shall mean any form of compensation (including deferred compensation) that is or may be paid or settled in Company Common Stock and includes the Company Options, Company RSUs and Company PRSUs.

Company IP. “Company IP” shall mean: (a) all material Intellectual Property Rights in or to the Company Products; and (b) all other material Intellectual Property Rights and Intellectual Property with respect to which any of the Tetraphase Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

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Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance (collectively, “Effect”) that, considered together with all other Effects, is or would reasonably be expected to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on the business, financial condition or results of operations of the Tetraphase Companies taken as a whole; provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Company Material Adverse Effect: (i) conditions generally affecting the industry in which any Tetraphase Company participates or the U.S. or global economy as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Tetraphase Companies taken as a whole as compared to other industry participants; (ii) general conditions in the financial markets, and any changes therein, and any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events, to the extent that such conditions do not have a materially disproportionate impact on the Tetraphase Companies, taken as a whole, as compared to other industry participants; (iii) changes in the trading price or trading volume of Company Common Stock, or the suspension of trading in or delisting of the Company’s securities on the Nasdaq Global Market (it being understood, however, that except as otherwise provided in this sentence, any Effect giving rise to or contributing to such changes in the trading price or trading volume of Company Common Stock may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (iv) changes in GAAP (or any interpretations of GAAP) or Legal Requirements applicable to Company or any of its Subsidiaries; (v) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood, however, that, except as otherwise provided in this sentence, any Effect giving rise to or contributing to any such failure may give rise to a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or could or would occur); (vi) any stockholder litigation or other claims arising from or relating to the AcelRx Merger Agreement or the transactions contemplated thereby, this Agreement or the Contemplated Transactions and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Legal Requirements; (vii) resulting or arising out of the execution, announcement or performance of this Agreement or any of the Contemplated Transactions, including the loss of employees, suppliers or customers (including customer orders or Contracts), or resulting or arising out of the execution, announcement, performance or termination of the AcelRx Merger Agreement or the transactions contemplated thereby; or (viii) the taking of any action expressly required to be taken pursuant to this Agreement or the taking of any action requested by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request.

Company Net Cash. “Company Net Cash” shall mean, without duplication and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents and/or the Company Audited Balance Sheet, and Schedule I of the Company Disclosure Schedule, (a) the

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sum of the Tetraphase Companies’ Cash and Cash Equivalents, in each case as of the Anticipated Offer Closing Date, minus (b) the amount of all fees and expenses incurred by the Tetraphase Companies (including any such fees or expenses that any Tetraphase Company is legally obligated to pay or reimburse) in connection with the process of selling the Company, the proposed merger with AcelRx and the Contemplated Transactions, including for the avoidance of doubt Transaction Expenses of the Tetraphase Companies, to the extent unpaid as of the Closing, minus (c) the cash cost of any unpaid “single trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within 90 days following the Closing) change of control payments or severance, termination or similar payments pursuant to a Contract or applicable Legal Requirements that are or become due to any current or former employee, director or independent contractor of the Tetraphase Companies, minus (d) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of the Tetraphase Companies as of the Closing, minus (e) all payroll or employment Taxes incurred by the Tetraphase Companies in connection with any payment amounts set forth in clauses (c) or (d), the exercise of any Company Option at or prior to the Effective Time, or the vesting and settlement of Company RSUs or Company PRSUs at or prior to the Effective Time (including, for the avoidance of doubt, pursuant to Section 5.2(a)), minus (f) all withholding Taxes deducted or withheld on or prior to the Closing Date and not paid to the appropriate Governmental Body prior to the determination of Company Net Cash, minus (g) the expected costs and/or any premium related to the D&O Tail Policy, minus (h) the amount of any accounts payable of the Tetraphase Companies to the extent such Tetraphase Company is delinquent in payment by more than 60 days, minus (i) payments of the unpaid deductible amount under the Company’s D&O insurance reasonably expected to be payable in connection with Legal Proceedings initiated following the date of this Agreement and before the Closing assumed by the insurer or expected to be assumed by the insurer (and if such Legal Proceeding relates to the Contemplated Transactions, provided, that, for purposes of the reduction of Company Net Cash under this clause (i), such amount shall not exceed $400,000); provided, that, for purposes of calculating any reduction of Company Net Cash, such amounts described in clauses (c), (d) and (e) above shall be deemed to not exceed $3,400,000 in the aggregate. For illustrative purposes only, a sample statement of Company Net Cash as of the date described therein is set forth on Schedule I of the Company Disclosure Schedule.

Company Option Plans. “Company Option Plans” shall mean: (a) the Company’s 2006 Stock Plan; and (b) the Company’s 2013 Stock Incentive Plan.

Company Options. “Company Options” shall mean options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plans, assumed by the Company or otherwise).

Company Pension Plan. “Company Pension Plan” shall mean each: (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

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Company Product. “Company Product” shall mean XERAVA and any other clinical or pre-clinical products that have reached the development candidate stage owned by, or licensed to, the Company or any Tetraphase Company, or which the Company or any Tetraphase Company is currently developing, manufacturing, using or holding for use (whether or not in collaboration with another Person).

Company PRSU. “Company PRSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, and which vests in whole or in part contingent upon the attainment of one or more performance goals, granted by the Company pursuant to a Company Option Plan.

Company RSU. “Company RSU” shall mean each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, granted by the Company pursuant to a Company Option Plan, and which is not a Company PRSU.

Company Warrantholder Payout. “Company Warrantholder Payout” shall mean $19,658,807.

Company Warrants. “Company Warrants” shall mean the (a) warrants to purchase Company Common Stock issued, on November 2, 2018, to Solar Capital Ltd., SCP Private Credit Income Fund L.P. and Crystal Financial LLC; (b) the Pre-Funded Warrants; and (c) the Black-Scholes Warrants.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement dated as of May 8, 2020, between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Offer, the Merger and the other transactions contemplated by the Agreement, the CVR Agreement and the Support Agreements.

Contract. “Contract” shall mean any agreement, contract, subcontract, grant, funding agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding understanding, arrangement, commitment or undertaking.

CVR Agreement. “CVR Agreement” shall mean a contingent value rights agreement in substantially the form attached as Exhibit D.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, or similar encumbrance.

End Date. “End Date” shall mean August 18, 2020.

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Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FDA. “FDA” shall mean the U.S. Food and Drug Administration or any successor Governmental Body thereto.

FDA Act. “FDA Act” shall mean the U.S. Federal Food, Drug, and Cosmetic Act, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Government Contract. “Government Contract” shall mean any Contract that (a) is between any Tetraphase Company, on the one hand, and a Governmental Body, on the other hand or (b) is entered into by any Tetraphase Company as a subcontractor (at any tier) in connection with a Contract between another Person and a Governmental Body. All orders or calls under a Government Contract shall be deemed part of the same Government Contract.

Government Contract Bid. “Government Contract Bid” shall mean any quotation, offer, bid or proposal made by the Company prior to the Effective Time that, if accepted, would result in or lead to a Government Contract. For avoidance of doubt, the term Government Contract Bid includes only quotations, offers, bids or proposals that have not expired and for which award has not been made.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the Nasdaq Global Market).

Health Care Laws. “Health Care Laws” shall mean (a) the FDA Act and the regulations promulgated thereunder, (b) the Public Health Service Act (42 U.S.C. § 201 et seq.), and the

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regulations promulgated thereunder, (c) all federal and state fraud and abuse laws, including the Federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. §1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. §1320a-7a(a)(5)), the exclusion laws (42 U.S.C. §1320a-7), and the regulations promulgated pursuant to such statutes, (d) the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§1320d et seq.), the regulations promulgated thereunder and comparable state laws, (e) the Controlled Substances Act (21 U.S.C. § 801 et seq.), (f) Titles XVIII (42 U.S.C. § 1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (g) the Clinical Laboratories Improvement Amendments (42 U.S.C. §263a et seq.), and (h) all applicable laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions administered by the FDA and other Governmental Bodies.

Intellectual Property. “Intellectual Property” shall mean United States, foreign and international material patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures, inventions, trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, together with the goodwill symbolized by any of the foregoing, copyrights, including registrations and applications for registration thereof, software, formulae, trade secrets, know-how, methods, processes, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

IT Systems. “IT Systems” shall mean any information technology systems used in connection with, and material to, the operation of the business of the Company, including any software and any servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment.

knowledge of the Company. “knowledge of the Company” or a similar phrase shall mean the actual knowledge as of the date of this Agreement of Larry Edwards, Maria Stahl and Christopher Watt.

knowledge of Parent. “knowledge of Parent” or a similar phrase shall mean the actual knowledge as of the date of this Agreement of Jennifer Sanfilippo and Peter Milligan.

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Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Global Market or Nasdaq Global Select Market).

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that: (a) with respect to such information, document or other material Made Available by the Company: (i) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company with iDeals Solutions in connection with the Contemplated Transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement, and (b) with respect to information, document or other material Made Available by Parent: (i) such information, document or material was made available prior to the execution of the Agreement by e-mail to the Company or its Representatives; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Board. “Parent Board” shall mean Parent’s board of directors.

Parent Companies. “Parent Companies” shall mean (a) Parent, (b) Purchaser and (c) any other Subsidiary of Parent.

Parent Disclosure Schedule. “Parent Disclosure Schedule” shall mean the Parent Disclosure Schedule that has been prepared by Parent in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by Parent to the Company on the date of the Agreement.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any Effect that, considered together with all other Effects, is or would reasonably be expected to, materially and adversely affect the ability of Parent and Purchaser to consummate the transactions contemplated by the Agreement prior to the End Date, provided, however, that, in no event shall any Effects resulting from any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has occurred or could or would occur, a Parent Material Adverse Effect: any changes arising out of acts of terrorism, war, weather conditions, viruses or pandemics or other force majeure events.

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Permitted Acquisition. “Permitted Acquisition” shall mean a merger, acquisition, share exchange, business combination, in-licensing, out-licensing or similar transaction (other than a Prohibited Acquisition) with respect to any Parent Company, in each case as would not reasonably be expected to, individually or in the aggregate with any other Permitted Acquisition(s), impair or delay, in any material respect, Parent’s ability to consummate the Contemplated Transactions on or before the End Date.

Person. “Person” shall mean any individual, Entity or Governmental Body, including Parent, the Company and Purchaser.

Pre-Funded Warrants. “Pre-Funded Warrants” shall mean those certain pre-funded warrants to purchase Company Common Stock sold pursuant to that certain (a) Securities Purchase Agreement, dated as of October 29, 2019, among the Company and the purchaser identified therein, (b) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein and (c) Securities Purchase Agreement, dated as of January 22, 2020, between the Company and each purchaser named therein, in each case other than the Black-Scholes Warrants.

Prohibited Acquisition. “Prohibited Acquisition” shall mean any acquisition by Parent of an antibiotic product through a merger, acquisition, share exchange, business combination, in-licensing or similar transaction.

Reference Company Fully Diluted Shares. “Reference Company Fully Diluted Shares” means 10,789,295.

Reference Date. “Reference Date” shall mean the date that is two Business Days prior to the date of this Agreement.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, investment bankers, other advisors and representatives.

Residual Equity Value. “Residual Equity Value” shall mean (a) $39,000,000, minus (b) the dollar amount by which the Company Net Cash is less than the Target Net Cash, minus (c) the Company Warrantholder Payout.

Rights Agent. “Rights Agent” shall mean a rights agent with respect to the CVRs mutually agreeable to Parent and the Company.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

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Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Time. “Specified Time” shall mean the earlier of (a) the time at which this Agreement is terminated in accordance with the terms hereof and (b) the Acceptance Time.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Offer. “Superior Offer” means any bona fide written Acquisition Proposal involving an Acquisition Transaction that is not subject to any financing contingency, which the Company Board shall have determined (after consultation with its independent financial advisor and its outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects (including certainty of financing and certainty of closing) of the proposal, the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant and (b) if consummated, would be more favorable to the Company’s stockholders (in their capacity as such) and creditors than the Contemplated Transactions; provided that for purposes of the definition of “Superior Offer”, the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “80%.”

Target Net Cash. “Target Net Cash” shall mean $0.

Tax. “Tax” shall mean any and all (a) federal, state, local, foreign or other tax (including any income tax, franchise tax, profits tax, license tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, environmental tax, escheat or unclaimed property obligation, custom tax, goods and services tax, service use tax, license tax, profit tax or other like assessments or charges of any kind whatsoever), and (b) charge, fine, penalty, interest, additions to tax, or additional amounts imposed by any Governmental Body in connection with (i) any item described in clause (a) above or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tetraphase Companies. “Tetraphase Companies” shall mean: (a) the Company; and (b) each of Company’s Subsidiaries.

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Transaction Expenses. “Transaction Expenses” shall mean, without duplication and subject to Section 8.3 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), with respect to each party, all fees and expenses incurred or payable by such party (including any such fees or expenses that such party is legally obligated to pay or reimburse) at or prior to the Effective Time in connection with the process of selling the Company, the proposed merger with AcelRx and the Contemplated Transactions and this Agreement, including (a) any fees and expenses of legal counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (b) fees paid to the SEC in connection with filing the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (c) any fees and expenses in connection with the printing, mailing and distribution of the Schedule 14D-9 and any amendments and supplements thereto; and (d) only with respect to the Company, any “single-trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within 90 days following the Closing), bonus, severance, change-in-control payments or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the Contemplated Transactions, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts (i) payable as a result of any arrangements implemented or actions taken by the Parent or by the Tetraphase Companies after the Effective Time, or (ii) discharged prior to the Closing).

Willful Breach. “Willful Breach” shall mean a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, would result in such breach.

Other Defined Terms. In addition, each of the following terms shall have the meaning given to such term in the applicable Section of the Agreement listed opposite such term:

Term	Section
Acceptable Confidentiality Agreement	4.4(a)
Acceptance Time	1.1(c)
Accounting Firm	1.14(e)
AcelRx	Recitals
AcelRx Merger Agreement	Recitals
Agreement	Preamble
Alternative Acquisition Agreement	5.1(b)
Anticipated Offer Closing Date	1.14(a)
Book Entry Shares	1.8(c)
Closing	1.6
Closing Date	1.6
Company	Preamble
Company 401(k) Plan	5.3(c)
Company Adverse Change in Recommendation	5.1(b)
Company Board Recommendation	5.1(b)
Company Certifications	2.4(a)
Company ESPP	2.3(c)

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Term	Section
Company’s Financial Advisor	2.26
Company Material Contract	2.10(a)
Company Permitted Encumbrances	2.6
Company SEC Documents	2.4(a)
Company Stock Certificate	1.9
Consideration	Recitals
Continuing Employees	5.3(a)
CVR	Recitals
D&O Tail Policy	5.4(b)
Determination Notice	5.1(b)(i)
Dispute Notice	1.14(b)
Dissenting Company Shares	1.8(c)
Effective Time	1.6
End Date	1.1(b)
Enforceability Exceptions	2.10(b)
Environmental Law	2.17(e)
Exchange Fund	1.10(a)
Existing D&O Policy	5.4(b)
Expiration Time	1.1(b)
file	2.4(a)
Indemnified Persons	5.4(a)
Initial Expiration Time	1.1(b)
Material Company Plan	2.16(c)
Material Company Plans	2.16(c)
Materials of Environmental Concern	2.17(e)
Maximum Premium	5.4(b)
Merger	Recitals
Purchaser	Preamble
Net Cash Calculation	1.14(a)
Net Cash Schedule	1.14(a)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Ordinary Commercial Agreement	2.15(f)
Parent	Preamble
Parent Benefit Plans	5.3(d)
Parent Expenses	8.3(c)
Paying Agent	1.10(a)
Pre-Closing Period	4.1
Qualified Plan Loans	2.16(o)
Release	2.17(e)
Response Date	1.14(b)
Schedule 14D-9	1.3(b)
Schedule TO	1.2

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Term	Section
Shares	Recitals
Specified Agreement	8.1(f)
Subsequent Offering Period	1.1(b)
Support Agreements	Recitals
Surviving Corporation	1.4
Tetraphase Leased Real Property	2.8(c)
Tetraphase Registered IP	2.9(a)
Termination Fee	8.3(b)(iii)
Triggering Event	8.1(d)

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EXHIBIT E

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer (in accordance with, and to the extent permitted by, the Agreement), if any of the conditions set forth below shall not have been satisfied or waived (except for with respect to clause (a), which may not be waived) in writing by Parent:

(a)    immediately prior to the-then scheduled expiration of the Offer, the number of shares of Company Common Stock validly tendered and not validly withdrawn, together with any shares of Company Common Stock beneficially owned by the Parent or any Subsidiary of the Parent, equals at least one share more than 50% of all shares of Company Common Stock then outstanding (treating, for these purposes Company RSUs and Company PRSUs as outstanding) (the “Minimum Condition”), provided that for purposes of determining whether the Minimum Condition has been satisfied, the parties shall exclude Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL); and

(b)    no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger, nor shall any Legal Requirement have been promulgated, enacted, issued, or deemed applicable to the Offer or the Merger by any Governmental Entity which prohibits or makes illegal the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Merger; and

(c)    since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(d)     the Company shall have complied with or performed in all material respects the obligations, covenants and agreements under the Agreement it is required to comply with or perform at or prior to the Acceptance Time; and

(e)(i)     the Company Designated Representations shall be accurate in all material respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, (1) all materiality qualifications limiting the scope of such representations and warrants shall be disregarded and (2) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and

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(ii)    the Company Capitalization Representations shall be accurate in all respects as of the expiration of the Offer as though made on and as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been true and correct in all respects as of such date), except to the extent the failures of the Company Capitalization Representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $325,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects; and

(iii)     each of the representations and warranties of the Company (other than the Company Designated Representations and the Company Capitalization Representations) shall be accurate in all respects as of the expiration of the Offer (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (1) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) unless Parent shall have otherwise consented, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (2) any inaccuracies in such representations and warranties will be disregarded if all such inaccuracies (considered collectively) do not constitute a Company Material Adverse Effect; and

(f)     Parent and Purchaser shall have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Time, to the effect that the conditions set forth in clauses (d) and (e) have been satisfied; and

(g)    as of the Expiration Time, the Company Net Cash (determined in accordance with Section 1.14) is equal to or greater than $0; and

(g)    the Agreement shall not have been validly terminated in accordance with its terms; and

(h)     there shall not be pending any Legal Proceeding in which a Governmental Body is a party: (i) challenging or seeking to restrain, prohibit, rescind or unwind the Offer or the Merger; (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (iii) relating to the Offer or the Merger and that would reasonably be expected to materially and adversely affect the right or ability of Parent to own any of the material assets or materially limit the operation of the business of the Tetraphase Companies, taken as a whole; (iv) seeking to compel any of the Tetraphase Companies, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets or material business as a result of the Offer or the Merger; or (v) relating to the Offer or the Merger and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Tetraphase Companies.

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The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition. All conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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